SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No. )

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[X] Definitive Information Statement

Salon Media Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Salon media group, Inc.

870 Market Street

San Francisco, CA

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

July 29, 2019

Stockholders of Salon Media Group, Inc., a Delaware corporation (the “Company”) with approximately 70% of the voting power of the Company have taken action by written consent to approve the asset purchase agreement with Salon.com, LLC (“Buyer”), pursuant to which we will sell substantially all of our assets to Buyer (the “Asset Sale”).

Stockholders of record at the close of business on July 10, 2019 will be entitled to notice of this stockholder action by written consent. Since the action has been approved by the holders of approximately 70% of the outstanding shares of our voting stock, no proxies were or are being solicited. We anticipate that the Asset Sale will become effective in the last week of August 2019.

/s/ Richard MacWilliams Richard MacWilliams Acting Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY.

SALON MEDIA GROUP, Inc.

INFORMATION STATEMENT

INFORMATION CONCERNING THE ACTION BY WRITTEN CONSENT

Date and Purpose of Written Consent

On July 10, 2019, stockholders holding approximately 70% of the voting power of Salon Media Group, Inc.’s  (“we,” “us,” “our,” or the “Company”) common stock took action by written consent for the purpose of approving an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Salon.com, LLC (the “Buyer”), whereby we will sell substantially all of our assets, including all pertinent intellectual property rights comprising the Company’s business, but excluding our cash to the Buyer (the “Asset Sale”).

Stockholders Entitled to Vote

Approval of the actions described herein requires the written consent of a majority of the Company’s outstanding common stock. As of July 10, 2019, there were 315,939,477 shares of our common stock outstanding. Accordingly, there were 315,939,477 votes outstanding. The Company’s stockholders of record at the close of business on July 10, 2019, will be entitled to receive this notice and information statement.

Proxies

No proxies are being solicited.

Consents Required

The proposals hereunder related to the Asset Sale require the consent of the holders of a majority of the Company’s shares of common stock.

On July 10, 2019, John Warnock, William R. Hambrecht, a director, Humilis Holdings Capital Fund LP, an entity controlled by our acting CFO and director Trevor Colhoun and Jordan Hoffner, a director, who hold voting power consisting of 221,133,772 shares or approximately 70% of the outstanding votes of the Comapny, delivered a written consent to us adopting the proposal approving the Asset Sale set forth herein. See “Common Stock Ownership of Certain Beneficial Owners and Management.”

Information Statement Costs

The cost of delivering this information statement, including the preparation, assembly and mailing of the information statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding information statement materials to the beneficial owners of our capital stock.

SUMMARY

This summary highlights information included elsewhere in this Information Statement. This summary does not contain all of the information you should consider in this Information Statement. You should read the entire Information Statement carefully. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.

○	The Companies

SALON MEDIA GROUP, INC.
870 Market Street

San Francisco, CA 94102
+1 (415) 870-7566

Salon Media Group, Inc., a corporation organized under the laws of the State of Delaware in June 1999 (“Salon”, “we”, “us,” “our,” or the “Company”), is a technology-based advertising media business that wholly owns and operates an online news website, salon.com (“Salon.com”). Our award-winning journalism is committed to fearless journalism and combines original investigative stories and provocative personal essays along with quick-take commentary, articles, podcasts, and original video about politics, culture, entertainment, sustainability, innovation, technology and business. Our common stock is quoted on the OTC Markets under the symbol “SLNM.”

SALON.COM, LLC.

253 W. 28th Street

4th Floor

New York, NY 10001

Salon.com, LLC, is a Delaware limited liability company formed in February 2019 for the purposes of purchasing the assets of Salon Media Group, Inc.  Salon.com, LLC is co-owned by Chris Richmond and Drew Schoentrup, who collectively have over 20 years of experience in the digital advertising media industry.  Messrs. Richmond and Schoentrup are experienced website entrepreneurs who have previously consummated similar acquisitions, currently co-own Proper Media, LLC, a large, independent digital advertising media company and have significant experience owning and operating highly trafficked websites and managing digital advertising operations for third-party websites.   Prior to consummation of its purchase of assets from Salon Media Group, Inc., Salon.com, LLC has not conducted any operations.  Following consummation of its asset purchase, Salon.com, LLC intends to build upon the 20+ year history of the Salon.com brand, with its primary focus on preserving the existing editorial team and the journalistic integrity expected from the brand. Additionally, through streamlined non-editorial operations, Salon.com, LLC expects to generate sufficient cash flow to allow for expanded content offerings and audience growth.

○	The Asset Sale Summary Term Sheet

●

The Asset Sale. On March 6, 2019, we entered into an Asset Purchase Agreement with the Buyer, which provides for the sale of substantially all of our assets, including all pertinent intellectual property rights comprising our business, but excluding our cash, cash equivalents and marketable securities, to the Buyer for an aggregate purchase price of $5 million (the “Purchase Price”) payable in cash at closing, and pursuant to secured notes of the buyer as set forth in the Asset Purchase Agreement, subject to certain adjustments and conditions described below and set forth in their entirety in the attached Asset Purchase Agreement. . For more information, see the section below captioned “THE ASSET SALE” beginning on page 4, and “PROPOSAL 1 - THE ASSET SALE proposal - Principal Provisions of the Asset Purchase Agreement” beginning on page 13.

●

Assets to be Sold to the Buyer. The assets to be purchased by the Buyer constitute all pertinent intellectual property rights and other assets comprising our business. We will retain our cash, cash equivalents and marketable securities. For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-Assets to be Sold” beginning on page 13.

●

Liabilities to be Assumed by the Buyer. The Buyer will assume only certain specified liabilities related to the assets purchased by the Buyer and those liabilities arising from certain contracts identified in the schedules to the Asset Purchase Agreement. All other liabilities will remain our obligations. For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE - Principal Provisions of the Asset Purchase Agreement-Liabilities to be Assumed” beginning on page 13.

●

Conditions to the Closing of the Asset Sale. The consummation of the Asset Sale is subject to the satisfaction or waiver of a number of conditions on or prior to the closing. Such conditions include, in addition to customary closing conditions set forth in the attached Asset Purchase Agreement, approval of the Asset Sale by stockholders. For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-Conditions to the Closing of the Asset Sale” beginning on page 14.

●

Termination. The Asset Purchase Agreement provides that such agreement may be terminated at any time prior to the effective time of the Asset Sale, under certain circumstances. The situations in which the Asset Purchase Agreement may be terminated include, but are not limited to the following

●	the mutual written consent of us and the Buyer;

●

the Asset Sale has not been consummated by September 2, 2019, provided that such right to terminate shall not be available to either party whose failure to fulfill any obligation under Asset Purchase Agreement has been the primary cause of the failure of the Closing to occur by September 2, 2019.

For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-Termination” beginning on page 17.

●

No Solicitation. The Asset Purchase Agreement provides that we may not, directly or indirectly, solicit or knowingly take any action to facilitate the submission of any acquisition proposal, including, subject to certain exceptions, engaging in any discussions or negotiations with any third party that is seeking to make an acquisition proposal, or amending or granting any waiver or release under any standstill or similar agreement; or enter into any agreement in principle in connection with an acquisition proposal.

●

Material U.S. Federal Income Tax Consequences. The proposed Asset Sale is entirely a corporate action. Our U.S. shareholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. We believe that we will not incur any U.S. federal income tax as a result of the Asset Sale because our adjusted tax basis in the assets being sold exceeds the sales proceeds that will be received from the Buyer. For more information, see the section below captioned “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE” beginning on page 12.

●

Interests of Certain Persons in the Asset Sale. Our directors and executive officers may have interests in the Asset Sale that may be in addition to, or different from, the interests of our stockholders. Our board of directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement and the Asset Sale. For more information, see the section below captioned “THE ASSET SALE- Interests of Certain Persons in the Asset Sale” beginning on page 6.”

●

Appraisal Rights. There are no appraisal or dissenters’ rights that are applicable under Delaware law to the execution, delivery and performance of the Asset Purchase Agreement or the consummation of the Asset Sale or any other transactions contemplated by the Asset Purchase Agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Asset Sale and other information relating to the Asset Sale. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

●	the satisfaction of the conditions to consummate the Asset Sale, including the adoption of the Asset Purchase Agreement by our stockholders;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Asset Purchase Agreement;

●	the outcome of any legal proceedings that may be instituted against us and others following the announcement of the Asset Purchase Agreement;

●	the amount of the costs, fees, expenses and charges related to the Asset Sale; and

●	the amount of cash and other assets available for distribution to our stockholders upon our winding up and dissolution;

and other risks detailed in this information statement and our current filings with the U.S. Securities and Exchange Commission, including our most recent filings on Form 10-K. See “WHERE YOU CAN FIND MORE INFORMATION” on page 21 of this information statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this information statement represent our views as of the date of this information statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

 THE ASSET SALE

This discussion of the Asset Sale is qualified by reference to the Asset Purchase Agreement, as amended, which is attached to this information statement as Annex A. You should read the entire asset purchase agreement carefully as it is the legal document that governs the Asset Sale.

General

On March 6, 2019, our board of directors unanimously adopted and approved an Asset Purchase Agreement with the Buyer whereby we will sell substantially all our assets, including all pertinent intellectual property rights comprising the Company’s business, but excluding our cash to the Buyer. If the Asset Sale is completed, we will be retaining certain liabilities incurred prior to the Asset Sale. After the completion of the Asset Sale, the Company will cease to be an operating company and we intend to eventually liquidate and dissolve the Company, wind up and terminate the business of the Company, and distribute its remaining assets.

Background of the Proposed Sale

We were formed in 1995 and became publicly list on June 22, 1999. During the 24 years since inception we were able to build to build a strong reputation and brand within the digital media business. Despite our market presence, however, we were unable to achieve a sustainable financial position. As a result, ongoing investment and borrowing was required to maintain commercial viability.

Beginning in 2013, the digital media industry began experiencing radical changes. Digital advertising, once a fragmented market, consolidated under the effective control and practices of Google and Facebook. Those change materially affected the audience reach and advertising revenues of the entire digital media community. We were affected as well, and revenue began to decline in line with our peers.

On May 23, 2016, we hired a new chief executive officer, Jordan Hoffner, to execute a strategy shift. The strategy involved investing in new technology and advertising techniques. This investment required we seek a financial partner.

On January 27, 2017, we announced the closing of a $1,000,000 equity financing.  Investors led by an investment partnership managed by Spear Point Capital Management LLC funded this private round, the proceeds of which will be used for the Company’s working capital purposes.

Following this transaction, we undertook a radical restructuring of our business to achieve stronger engagement with our viewers through technology improvements. In addition, we implemented certain cost saving measures. As a result of these changes we were able to significantly reduce negative cash flow even as overall revenues continue to decline in line with general market conditions.

In the first quarter of 2018, we continued to reduce expenses consistent with ongoing declines in revenue. Despite these reductions we were unable to achieve a positive cash flow while maintaining our market position. As a result, in March of 2018, our board of directors authorized management to pursue strategic options, including selecting and interviewing investment banks to assist us with capital raising and other strategic opportunities. Following an exploratory period, on April 8, 2017 we engaged Great Road Capital to help us pursue efforts to raise capital. In addition, we independently pursued parties with whom we had pre-existing relationships.

During the third quarter of 2018, Great Road Capital contacted approximately 10 potential partners and introduced several interested parties to us. While these parties expressed interest in taking control of our business, none were prepared to provide cash as part of the consideration, leaving the company in a negative cash position. After reviewing possible terms, the board of directors determined that further discussion with these parties was not in our best interests.

Concurrently, we explored opportunities with two companies with whom we had prior experience. Company A, a publicly-listed digital media company, offered to purchase our assets in exchange for a combination of cash and equity. In the second case, the Buyer, a privately-held media technology company, offered to enter a strategic technology relationship with us and provide us with a line of credit. The Buyer further proposed the potential of a merger or asset sale. After considering both options, the board of directors concluded the value of a technology partnership with the potential of a strategic transaction was in the best interests of shareholders.

In addition to providing us with needed cash, the Buyer’s proposal provided the greatest flexibility to maximize both short term and long-term value.

Following the implementation of our technology partnership with the Buyer in the fourth quarter of 2018, we saw an immediate and meaningful improvement in our revenue realization. This outcome provided a basis for discussion regarding a merger or Asset Sale with them.

In February 2019, we concluded a merger with the Buyer was not feasible. Instead, we agreed to sell all our assets to them subject to finalizing terms. After a series of board calls between February and early March 2019, our board of directors approved the final terms for an Asset Purchase Agreement with the Buyer on March 6, 2019.

Reasons for the Asset Sale and Recommendation of Our Board of Directors

Our board of directors unanimously: (i) determined that the Asset Sale is fair, advisable and in the best interests of us and our stockholders, (ii) approved the Asset Purchase Agreement and the Asset Sale, and (iii) recommended that our stockholders vote in favor of the approval of the Asset Sale and the Asset Purchase Agreement.

In the course of reaching its decision, our board of directors considered a range of factors:

●	the fact that we have suffered losses since our inception in 1995 and expected to continue to experience losses for the foreseeable future and that we may never become profitable;
●	the fact that we had dwindling cash resources to continue operations;
●	the fact that we had accumulated significant accrued payables and other liabilities with little to no ability to pay them;
●

the marketing process conducted by management and Great Road in seeking potential buyers, including earlier discussions and meetings with other potential third party acquirers, and the fact that aside from two proposals, including the Buyer’s initial technology agreement with us, no other bona fide inquiries or proposals to acquire us or our assets were received;

●

the determination by management and our board of directors, after evaluating various strategic alternatives and conducting an extensive review of our financial condition, results of operations and business prospects, that continuing our efforts to raise additional capital, continuing to operate as a going concern or filing for bankruptcy protection was not reasonably likely to create greater value for our stockholders as compared to the value obtained for our stockholders pursuant to the Asset Sale;

●

the fact that the consideration to be paid in the Asset Sale is all-cash and we will retain our existing cash and cash equivalents, which we believe provides significantly greater value to our stockholders than any other alternative available including the offer from Company A;

●

management’s belief that as a result of the extent of negotiations with the Buyer, we obtained the highest consideration that the Buyer was willing to pay or that we were likely to obtain from any other potential buyers;

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive but does set forth all of the material factors considered by our board of directors. Our board of directors reached the unanimous conclusion to approve and adopt the Asset Purchase Agreement in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the Asset Sale and the complexity of these matters, our board of directors did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel, our board of directors determined that the Asset Purchase Agreement was fair to and in the best interests of, our stockholders. Accordingly, our board of directors unanimously adopted and approved the Asset Purchase Agreement and stockholders owning approximately 70% of our outstanding voting stock adopted and approved the Asset Purchase Agreement via written consent on July 10, 2019.

Certain Effects of the Asset Sale

If we complete the Asset Sale, we will cease to be an operating company and accordingly we expect to cease to do business and expect to not engage in any business activities except for dealing with post-closing matters and for the purpose of liquidating our remaining assets, paying any debts, liabilities and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation. After that, we expect to distribute the remaining assets to our stockholders in proportion to their respective stockholder interest in the Company.

Our common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on OTC Markets under the symbol “SLNM”. Following consummation of the Asset Sale, we may consider deregistering our common stock and cease quotation on the OTC Markets.

Effects on the Company if the Asset Sale is Not Completed

There is substantial doubt about our ability to continue as a going concern. Our liquidity requirements have and will continue to consist of sales, marketing, research and development expenses, capital expenditures, working capital and general corporate expenses, which expenses exceed our current revenue levels. Furthermore, the accumulated liabilities of the company will likely result in collection processes and eventual judgements since we do not have sufficient cash to discharge these liabilities.

If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and may include a bankruptcy and liquidation of the Company.

Interests of Certain Persons in the Asset Sale

In considering the recommendation of our board with respect to the Asset Purchase Agreement, holders of shares of our common stock should be aware that our executive officers and directors may have interests in the Asset Sale that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Asset Purchase Agreement and to recommend that our stockholders vote in favor of adopting the Asset Purchase Agreement.

The following table sets forth information regarding the beneficial ownership of Common Stock and Common Stock equivalents of Salon as of July 10, 2019 (a) by each Director and nominee, (b) each of our executive officers, and (c) by all executive officers and directors of Salon as a group.

	Amount and
	Nature of
	Beneficial	Percent
Name	Ownership (1)	of Class (2)
William R. Hambrecht (3)	77,575,364	24.49%
Jordan Hoffner (4)	61,098,546	16.93%
Trevor Colhoun (5)	59,340,945	17.89%
Richard MacWilliams (6)	1,161,859	*
All executive officers and directors as a group (4 persons)	199,176,714	52.61%

------

*Less than 1%

(1)

Unless otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock and Common Stock equivalents shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Calculated on the basis of 315,939,477 shares of Common Stock outstanding as of July 10, 2019. Beneficial ownership of Common Stock includes underlying options exercisable on July 10, 2019.

(3)

Mr. Hambrecht has an ownership interest in WR Hambrecht + Co., LLC and WR Hambrecht + Co., Inc. (together the “Hambrecht Entities”). The Hambrecht Entities own 1,039,251 shares of Common Stock. Elizabeth Hambrecht, CFO, has a pecuniary ownership interest in the Hambrecht Entities. Mr. Hambrecht individually owns 72,191,847 shares of Common Stock. Includes ownership by The Sarah and William Hambrecht Foundation of 1,104,000 shares of Common Stock. William Hambrecht and Elizabeth Hambrecht are Directors of the Sarah and William Hambrecht Foundation. Includes ownership by HAMCO Capital Corporation, consisting of 506,286 shares of Common Stock. Mr. Hambrecht and Ms. Hambrecht both have an ownership interest in HAMCO Capital. Includes ownership by Ironstone Group, Inc., consisting of 1,926,857 shares of Common Stock. Mr. Hambrecht and Ms. Hambrecht both have an ownership interest in Ironstone Group, Inc. Mr. Hambrecht and Ms. Hambrecht disclaim beneficial ownership of the shares of Salon’s Common Stock held directly by the Hambrecht Entities, HAMCO Capital and Ironstone, other than their proportionate ownership interest. Also includes 807,115 shares subject to options are exercisable as of July 10, 2019.

(4)

Includes 6,372,600 shares upon conversion of warrants, 21,673,962 shares subject to options that are exercisable as of July 10, 2019, and 16,935,484 shares of Common Stock upon conversion of convertible promissory notes.

(5)

Includes (i) 43,614,185 shares of Common Stock held by Humilis Holdings Capital Fund LP, of which Mr. Colhoun is the managing member of the general partner (ii) 10,080,645 shares of Common Stock upon conversion of convertible promissory notes held by Humilis Holdings Capital Fund LP, of which Mr. Colhoun is the managing member of the general partner; (ii) 4,949,000 shares upon conversion of warrants held by Humilis Holdings Capital Fund LP, of which Mr. Colhoun is the managing member of the general partner, and 697,115 shares subject to options that are exercisable as of July 10, 2019.  Mr. Colhoun, Director, is a Managing Member of Humilis Holdings Capital Management Company, a Delaware limited liability company which provides management services to Humilis Holdings Capital Fund LP.

(6)	Consists of 1,161,859 shares subject to options that are exercisable as of July 10, 2019.

Accrued Vacation Benefits

We have continuing obligations for accrued vacation benefits to our employees, which we expect to approximate $60,000 following consummation of the Asset Sale.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Asset Purchase Agreement or completion of the Asset Sale.

ABOUT SALON.COM, LLC

Introduction

Salon.com, LLC, is a Delaware limited liability company formed in February 2019 for the purposes of purchasing the assets of Salon Media Group, Inc.  Salon.com, LLC is co-owned by Chris Richmond and Drew Schoentrup, who collectively have over 20 years of experience in the digital advertising media industry.  Messrs. Richmond and Schoentrup are experienced website entrepreneurs who have previously consummated similar acquisitions, currently co-own Proper Media, LLC, a large, independent digital advertising media company and have significant experience owning and operating highly trafficked websites and managing digital advertising operations for third-party websites.   Prior to consummation of its purchase of assets from Salon Media Group, Inc., Salon.com, LLC has not conducted any operations.  Following consummation of its asset purchase, Salon.com, LLC intends to build upon the 20+ year history of the Salon.com brand, with its primary focus on preserving the existing editorial team and the journalistic integrity expected from the brand. Additionally, through streamlined non-editorial operations, Salon.com, LLC expects to generate sufficient cash flow to allow for expanded content offerings and audience growth.

Salon.com, LLC’s Business

Prior to consummation of the Asset Sale, Salon.com, LLC will have no operations. Upon closing of the Asset Sale, Salon.com, LLC’s assets will consist solely of the assets purchased from Salon Media Group, Inc. in the Asset Sale, specifically and primarily the Salon.com website. Accordingly, our business will initially constitute the business of Salon Media Group, Inc. prior to the Asset Sale. As such, Salon.com, LLC intends to target an educated, culturally engaged audience interested in original thinking and reporting on the day’s big stories.  Salon.com, LLC intends to pursue that audience by featuring a diverse array of voices and perspectives, and covering a wide range of topics including politics, race, religion, culture, entertainment, sustainability, innovation, technology and business.

Salon.com Website

News & Politics

Breaking news fast – and what it means. Whether it's the mid-term Congressional election, the #MeToo movement, the Mueller investigation, or analysis about Supreme Court nominations, we surround stories as they happen – with dedicated writers, videos, and smart columnists who put important news into immediate context. Fearless, independent and sophisticated coverage of the most important stories from Washington and around the world, delivered by respected veterans like Amanda Marcotte and D. Watkins, and the brightest analysts on the Web (Heather Digby Parton, Lucian Truscott III, and more.) Salon.com, LLC’s political coverage is expected to start early in the morning with updates throughout the day with new pieces, all designed to drive the conversation – and keep our readers ahead of it.

Life Stories

Salon.com intends to provide popular life essays go in-depth on the most complicated and deeply personal topics – sex, parenting, family, relationships, religion, work and so many more – and are written both by famous writers as well as the most daring and interesting new voices.

Culture

Salon.com, LLC’s writers and critics are expected to be just as obsessed with the latest offerings on Netflix, Amazon and HBO, and the coolest and hottest new books and movies as our readers are. Our entertainment coverage is edgy, exhaustive, fast as we mine the intersections between culture and politics.  Salon.com, LLC’s writers are expected to include Matt Rozsa (film), Melanie McFarland (TV), and Mary Beth Williams.

Economy & Innovation

Salon.com, LLC’s Economy & Innovation section expects to explore the world of commerce and global financial trends. Innovation is all about thinking differently and cultivating those ideas to make progress. This is where users find the latest big ideas, both inside and outside the world of technology, and other amazing stories designed to make readers go wow.

Science & Health

Salon.com, LLC’s Science & Health section is expected to combine the personal and political – issues of climate change, the future of energy and transportation, and politicization of science all receive authoritative coverage.

Food	From the best recipes for pizza or potato salad, cultural food trends, and confessions of a Kombucha obsession, we cover what’s trendy and tasty with celebrity chefs and critics.

Revenue Sources

Historically, Salon Media Group, Inc.’s revenues were derived from advertising from the sale of promotional space on its Website. Internet advertising revenues accounted for 79% of Salon Media Group Inc.’s revenues in fiscal year 2019 and its revenue from referring users to third party websites primarily accounted for the remaining 15% of its revenues in fiscal year 2019. Salon.com, LLC expects that its revenues will come from advertising and referring users as well.

Internet advertising is affected by broad economic conditions, like other forms of advertising, but overall it has continued its upward trend even through economic turbulence. According to the 2018 IAB Internet Advertising Revenue Report conducted by PwC Advisory Services LLC, the compound annual growth rate (“CAGR”) over the past ten years for Internet advertising in the United States was 16.8%, which over the past few years has been largely driven by the growth of mobile. The rapid growth of the mobile advertising platform has resulted in a CAGR of 53.8% over the past five years. Internet advertising revenue in the United States totaled $107.5 billion in 2018, a 21.8% increase from $88.3 billion in 2017. In 2018, the sources for advertising revenues were search (45%), banner (including banners, sponsorships, and rich media) (31%), video (15%) and other (9%).

The bulk of online advertising remains concentrated in a relatively small number of dominant Internet companies, with the top ten companies accounting for 75% of online advertising in the December 2018 quarter, and another 7% captured by the next tier of companies ranked 11th through 25th. Therefore, Salon.com, LLC believes its market opportunity falls roughly at 18% of the online advertising market, or $19.3 billion.

The primary factors in Salon.com, LLC’s ability to increase advertising revenues are growth in its audience and the addition of higher CPM ad products, such as pre-roll video. Attracting more unique visitors to our Website is important because these users generate additional page views, and each page view becomes a potential platform for advertisements. Advertising comprises banners, video, rich media and other interactive ads across our desktop, tablet, mobile browser and apps platforms. Advertisers pay for advertising based on a CPM, and different platforms attract different CPMs. CPMs for mobile have been less than for desktop. Videos and sponsored content on mobile devices continue to grow in popularity and can demand a higher CPM. Salon.com, LLC believes that continuing to add videos and sponsored content to its mobile platform and improving and optimizing the platform’s design will help increase revenues from our mobile platform. Monthly unique visitors to the Salon.com website were 6.2 million in fiscal 2019. Salon.com, LLC hopes to increase unique visitors going forward.

Sales and Marketing

As a news and lifestyle Website that competes against much larger websites, we have sought to distinguish ourselves in the marketplace by offering customized, innovative and integrated advertising products that appeal to users and seamlessly and organically incorporate our advertising clients and their objectives into our Website. Salon.com, LLC intends to work with programmatic advertising partners to launch advertisements that match its high-quality audience, and innovate with new products as they become available. In addition, Salon.com, LLC intends to offer sponsorships of content that come through direct sales.

Salon.com, LLC Strategy

Salon.com, LLC intends to operate the legacy business of Salon Media Group, Inc. following consummation of the Asset Sale. It will review the legacy business and determine what, if any steps are required to make it stronger. Generally, Salon.com, LLC expects to pursue a strategy based on the following core principles: (1) create high quality diversified content that meets our users’ and advertisers’ interests; (2) hire the best possible talent to create centers of excellence and (3) innovate to bring great products to our users and advertisers. Our focus on these core principles underpins our goal to continue to grow our user base, and to develop new strategies around Website monetization that will provide opportunity for future growth.

Competition

The bulk of online advertising remains concentrated in a relatively small number of dominant Internet companies, with the top ten companies accounting for 75% of U.S. online advertising in 2018 and another 8% captured by the next tier of companies ranked 11th through 25th. Therefore, Salon.com, LLC believes its market opportunity falls roughly at 18% of the online advertising market, or $19.3 billion. Salon.com, LLC intends to compete for advertising revenues with numerous websites, including major portals such as Yahoo/AOL, major search engines such as Google, major social networks such as Facebook and Twitter, and other online large media publications such as Buzzfeed, Huffington Post, New York Times, Washington Post, MSNBC and CNN.com. Salon.com, LLC also expects to compete with many smaller news and politics-oriented websites, such as Slate, The Daily Beast, The Atlantic, Talking Points Memo, Politico and Axios for staff, audience and advertising sales.

Proprietary Rights

Salon.com, LLC’s success and ability to compete is dependent in part on the goodwill associated with its trademarks, trade names, service marks and other proprietary rights and on its ability to use U.S. laws to protect our intellectual property, including our original content, content provided by third parties, and content provided by columnists. Salon.com, LLC purchased the registered trademark for the Salon name and logo in connection with the Asset Sale.

Employees

As of the date of this information statement, Salon.com, LLC does not have any employees. Salon.com, LLC is hiring employees of Salon Media Group, Inc. in connection with the Asset Sale and following consummation thereof expects to have 21 full time employees.

Properties

Salon.com, LLC is currently negotiating a sublease for the premises located at 253 W. 28th Street 4th Floor, New York, NY 10001, for an expected amount of $4,500 per month.

Legal Proceedings

None.

Management

Salon.com, LLC’s s executive officers and managing members upon closing of the Asset Sale are expected to be as follows:

Name	Age	Position
Chris Richmond	32	CEO and Managing Member
Drew Schoentrup	34	Managing Member

Chris Richmond was appointed as a managing member of Salon.com, LLC in February 2019 and is expected to be appointed as CEO concurrent with closing of the Asset Sale. Mr. Richmond is a serial entrepreneur and self-taught programmer. Since February 2007, he has been CEO (and Founder) of ShareTV, a distribution partner of Hulu and TheWB. In addition, Mr. Richmond has served as CEO of TV Tropes since August 2014, a website which attracts millions of page view daily. Further, since July 2015, Mr. Richmond has served as CEO (and co-Founder of Proper Media, LLC, a large, independent digital advertising media company.

Drew Schoentrup was appointed as a managing member of Salon.com, LLC in February 2019. Since July 2015, Mr. Schoentrup has guided advertising technology product development and acted as general counsel (and co-Founder) of Proper Media, LLC, a large, independent digital advertising media company. From 2011 through 2013, Mr. Schoentrup was an associate with Fish and Richardson, a law firm.

Executive Compensation

Salon.com, LLC does not have any employment agreements. Mr. Richmond is not taking a salary in connection with his duties as CEO.  In addition, neither of Messrs. Richmond or Schoentrup are taking any salary in connection with their duties as managing members of Salon.com, LLC.

Security Ownership of Certain Beneficial Owners and Management

Salon.com, LLC is owned equally by Messrs. Richmond and Schoentrup-50% each. Salon.com, LLC is a member managed LLC with Messrs. Richmond and Schoentrup serving as managing members.

 Certain Relationships and Related Transactions

Salon.com, LLC expects to retain Proper Media, LLC, an entity co-owned by Messrs. Richmond and Schoentrup, to manage advertising for Salon.com, LLC although no formal agreements have yet been executed.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE

The following discussion is a general summary of certain anticipated U.S. federal income tax consequences of the Asset Sale to the [Company]. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury regulations under the Code (the “Treasury Regulations”), and published rulings and decisions, all as currently in effect as of the date of this information statement, and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Tax considerations under state, local, and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this information statement. This summary does not describe application of the installment sale rules to the extent any of the assets of the Company are sold at a gain. In addition, neither the Company nor the Buyer has requested or will request an opinion from their respective counsel or a ruling from the Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the transactions described herein. This summary is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein.

This summary also does not describe any tax consequences to our stockholders (including as a result of a liquidation or deemed liquidation of the Company or as a result of a distribution by the Company to our shareholders.). Accordingly, the stockholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the Asset Sale in light of their particular circumstances and the tax consequences of the Asset Sale under U.S. federal non-income tax laws and state, local and non-U.S. tax laws.

The proposed Asset Sale is entirely a corporate action. Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes solely as a result of the Asset Sale.

The proposed Asset Sale will be treated as a taxable sale of corporate assets in exchange for cash, and the assumption of certain liabilities. The buyer will also issue us a note for cash not received at closing (the “Note”). The amount of gain or loss, we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset.

We believe that our adjusted tax basis in the assets being sold will exceed the sales proceeds (including the assumed liabilities) that will be received from the Buyer; should that be the case, we will not incur any U.S. federal income tax as a result of the Asset Sale. Notwithstanding the foregoing, because the interest on the Note is not paid at least annually, the Note will cause the Company to have “original issue discount” (or OID) which the Company will be required accrue a portion of such OID as income prior to the receipt of any interest payments. In the event that we were to realize a gain as a result of the proposed Asset Sale or incur OID, we anticipate that our tax attributes, including our U.S. federal net operating loss carryforwards (“NOLs”), will be available to offset all or a portion of our U.S. federal income tax liability resulting from such gain, even after taking into account limitations, if any, as a result of recently enacted tax legislation informally known as the “Tax Cuts and Jobs Act.”

In addition, in general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to use its pre-change NOLs or other tax attributes to offset future taxable income or reduce taxes. Our past issuances of stock and other changes in our stock ownership may have resulted in an ownership change within the meaning of Section 382 of the Code; accordingly, our pre-change NOLs may be subject to limitation under Section 382 of the Code.

The determination of whether we will realize gain or loss on the proposed Asset Sale and whether and to what extent our tax attributes will be available to offset the gain is highly complex and is based in part upon facts that will not be known until the completion of the Asset Sale. Therefore, it is possible that we will incur U.S. federal income tax as a result of the proposed Asset Sale.

PROPOSAL 1-THE ASSET SALE PROPOSAL

This section of the information statement describes the material provisions of the Asset Purchase Agreement but does not purport to describe all the provisions of the Asset Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement, which is included as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the Asset Purchase Agreement because it is the legal document that governs the Asset Sale. The Asset Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this information statement and in the other public filings we make with the U.S. Securities and Exchange Commission, which are available without charge at www.sec.gov.

○	Structure of the Asset Sale

We have agreed to sell substantially all of our assets, including all pertinent intellectual property rights comprising the Company’s business of owning, operating and publishing the website known as Salon.com, (the “Business”), but excluding our cash, cash equivalents and marketable securities and certain contracts and right related to those contracts and tax refunds and insurance policies and rights related to excluded assets, to the Buyer for an aggregate Purchase Price of $5 million payable plus the amount of the Earn-Out Payment (as described below) and the assumption of certain assumed liabilities. The purchase price is payable in cash as follows: (i) $550,000 in payable in cash at closing; (ii) $100,000 shall be deposited with the Escrow Agent to cover any indemnification claims under the Asset Purchase Agreement, which amount shall be released to the Company following the 18 month anniversary of closing date (less any amounts paid to the Buyer for indemnification claims; (iii) $500,000 of which was previously paid to the Company as a deposit concurrent with execution of the term sheet for the Asset Purchase Agreement and (iv) $3,850,000 via issuance of a 10% secured promissory note, which note shall be paid in 2 equal installments on the 12 month and 24 month anniversary of the closing date. This note shall be secured by all of the assets being sold to Buyer under the Asset Purchase Agreement. The payments shall be subject to adjustment and subject to the conditions described below, under “Conditions to Closing of the Asset Sale.”

○	Principal Provisions of the Asset Purchase Agreement

Assets to be Sold

The assets to be purchased by the Buyer constitute substantially all of our assets, including all pertinent intellectual property rights comprising our business, but excluding our cash, cash equivalents and marketable securities and certain contracts and right related to those contracts and tax refunds and insurance policies and rights related to excluded assets.

Liabilities to be Assumed

The Buyer will assume only certain specified liabilities related to (i) all current liabilities (solely to the extent included in the computation of working capital); (ii) all liabilities in respect of the assigned contracts to be performed after the closing date (iii) all liabilities of leases required to be performed after the closing date and (iv) all liabilities associated with or relating to the ownership of the purchased assets and the operation of the Business to the extent or conditions arising after the closing date. All other liabilities will remain our obligations, including indebtedness for borrowed money and liabilities for taxes.

Purchase Price Adjustments

The purchase price payable is subject to a working capital adjustment. If the closing working capital is less than the target working capital ($0), then we will be required to pay the difference to Buyer (which amount will initially be satisfied from the amount deposited with the escrow agent). If the closing working capital is greater than the working capital target, then Buyer will pay this amount to the Company, which amounts will initially be satisfied from the amount deposited with the escrow agent

In addition the Asset Purchase Agreement contains an earn-out payment provision under which the Buyer will be required to pay the Company up to $500,000 in the event that the net revenue of the Company during 2019 exceeds the net revenue target ($4,200,000) then Buyer shall pay the Company the amount by which the target is exceeded, up to a cap of $500,000..

Conditions to the Closing of the Asset Sale

The obligations of the parties to complete the Asset Sale are subject to certain conditions. Our obligation to complete the Asset Sale is subject to certain conditions, including, but not limited to:

●	the accuracy of the representations and warranties made by the Buyer;

●	the Buyer shall have performed in all material respects all agreements and covenants required of it by the Asset Purchase Agreement;

●	the Asset Purchase Agreement shall have been approved by holders of a majority of the outstanding shares of our common stock;

●	the absence of any law, injunction, stay or restraining order that would prohibit the consummation of the Asset Sale;

●	at least 20 calendar days shall have elapsed from the date this information statement has been mailed to our stockholders and

●	at the Closing Date, the Buyer shall have delivered to us all the required documents relating to the consummation of the Asset Sale.

The obligation of the Buyer to complete the Asset Sale are subject to certain conditions, including, but not limited to:

●	the accuracy of the representations and warranties made by us;

●	we shall have performed in all material respects all agreements and covenants required of us by the Asset Purchase Agreement;

●	Buyer shall have entered into a new lease agreement for the premises located at 253 W. 28th Street, NY, NY;

●	the Asset Purchase Agreement shall have been approved by holders of a majority of the outstanding shares of our common stock;

●	the absence of any law, injunction, stay or restraining order that would prohibit the consummation of the Asset Sale;

●	the absence of any event that has had, or could reasonably be expected to result in a “Material Adverse Effect,” as that term is defined in the Asset Purchase Agreement;

●	at least 20 calendar days shall have elapsed from the date this information statement has been mailed to our stockholders; and

●	at the Closing Date, we shall have delivered to the Buyer all the required documents relating to the consummation of the Asset Sale.

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties that we made to the Buyer regarding, among other things:

●	corporate matters, including due organization, power and qualification;

●	authorization, execution, delivery and performance and the enforceability of the Asset Purchase Agreement;

●	title to the assets being sold ;

●	noncontravention of organizational documents; laws, order or material contracts;

●	identification of required governmental approvals and consents;

●	accuracy of financial statements provided;

●	the absence of any material events since January 31, 2019;

●	the filing of tax returns, status of unpaid taxes and other tax matters;

●	our intellectual property;

●	compliance with laws and orders;

●	litigation, governmental investigations or other legal proceedings;

●	the absence of undisclosed brokers’ fees;

●	environmental matters; and

●	our material contracts.

In addition, the Buyer has made representations and warranties to us regarding, among other things:

●	corporate matters, including due organization, power and qualification;

●	authorization, execution, delivery and performance and the enforceability of the Asset Purchase Agreement; and

●	noncontravention of organizational documents; laws, order or material contracts;

●	no required government approval;

●	litigation and

●	the absence of undisclosed broker’s fee.

Many of our representations and warranties are qualified by a Material Adverse Effect standard. Pursuant to the Asset Purchase Agreement, a “Material Adverse Effect” means, with respect to us, any event, occurrence, effect or change that, individually or in the aggregate (a) would have (or would be reasonably expected to have) a material adverse effect on the Business, taken as a whole or (b) materially impairs the ability of us to consummate or prevents or materially delays, the transactions contemplated by the Asset Purchase Agreement; except that, Material Adverse Effect will not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i); (ii); (iii); (iv) ; (v); and (vi) (provided, however, that this clause (vi) shall not exclude the underlying cause of any such failure if such cause otherwise constitutes a Material Adverse Effect); provided, further, that any event, occurrence, effect or change that results from the matters set forth in clauses (i), (ii), (iii), or (iv) may be taken into account in determining whether a “Material Adverse Effect” has occurred, or would occur, in each case to the extent such any event, occurrence, effect or change has a materially disproportionate, adverse impact on the Business, taken as a whole, relative to other businesses operating in the industry in which the Business operates.

●	general national or international economic, financial or capital market conditions, including changes in interest or exchange rates;

●	factors affecting the newspaper or commercial printing industry generally;

●	any change in applicable Law or GAAP, or any interpretation thereof;

●	acts of war, sabotage or terrorism directed against the United States, its facilities or its citizens, or any escalation or worsening thereof;

●	any change relating to or arising from the execution, announcement or pendency of the Asset Purchase Agreement or any of the transactions contemplated by such agreement;

●	any failure of the Business to meet any projections;

This description of the representations and warranties is included to provide investors with information regarding the terms of the Asset Purchase Agreement. It is not intended to provide any other factual information about us. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter that we provided to the Buyer in connection with signing the Asset Purchase Agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties, summarized above. However, if we become aware of specific material facts that contradict the representations and warranties included in the Asset Purchase Agreement, we will provide updated disclosure as necessary to make disclosures in this information statement not misleading .

Covenants Relating to the Conduct of Our Business

Pursuant to the Asset Purchase Agreement, the Company and the Buyer are subject to certain Pre-Closing Covenants regarding the conduct of our business. These covenants include:

●

from the date of the Asset Purchase Agreement through the Closing Date, we shall continue to conduct the operation of our business in the ordinary course of business consistent with past practice, use reasonable best efforts to maintain and preserve intact our current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of our employees, customers, lenders, suppliers, and others having relationships with the Business; and

●

from the date of the Asset Purchase Agreement through the Closing Date, we shall each use our respective commercially reasonable effectors to take or cause to be taken all actions and to do or cause to be done all thing necessary, proper or advisable to consummate the transactions contemplated by the Asset Purchase Agreement

Termination

The Asset Purchase Agreement provides that such agreement may be terminated at any time prior to the Closing Date of the Asset Sale, whether before or after the approval of our stockholders. The situations in which the Asset Purchase Agreement may be terminated include, but are not limited to the following.

●	the mutual consent of us and the Buyer;

●

by Buyer, if the Asset Sale has not been consummated by September 2, 2019, unless the failure of the closing to occur by such date shall be due to the failure of Buyer to perform or observe the covenants and agreements of such party set by the Asset Purchase Agreement;

●

by either party to the Asset Purchase Agreement if there has been a material breach of any of the covenants or agreements set forth within the Asset Purchase Agreement, and such breach has not been cured within thirty days of receipt of notice of the material breach from the breaching party;

●

by either party to the Asset Purchase Agreement if there has been a material breach of any of the representations or warranties set forth within the Asset Purchase Agreement, and such breach has not been cured within thirty days of receipt of notice of the material breach from the breaching party

●

by either us or the Buyer if there is a final nonappealable order of a governmental entity restraining or otherwise prohibiting the consummation of the transactions contemplated by the Asset Purchase Agreement; provided that the right to terminate the agreement is not available to a party if such order was primarily due to its failure to perform its obligations under the Asset Purchase Agreement.

Amendment

The Asset Purchase Agreement may be amended only if such amendment is in writing and is signed by the Buyer and the Company.

○	Benefit Arrangements

The Buyer shall only offer employment to certain of our employees specified in the Asset Purchase Agreement. Except for the employees specified in the Asset Purchase Agreement, the Buyer has no obligation to offer employment to any of our employees. The Buyer has no obligation to assume sponsorship or maintain any of our current employee benefit plans or arrangements.

○	Further Assurances and Cooperation

Subject to the terms and conditions of the Asset Purchase Agreement, we will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate the conveyance, transfer and assignment of the purchased assets to the Buyer and to effectuate the transactions contemplated by the Asset Purchase Agreement. We will, at the Buyer’s expense, assist and cooperate with the Buyer as may be necessary to transfer and assign to Buyer and otherwise perfect and secure all purchased intellectual property rights. The Buyer agreed to cooperate and provide us with such information about the Buyer as is reasonably requested in connection with the disclosure required in this information statement.

○	Other Significant Provisions

We and the Buyer have agreed that each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Asset Purchase Agreement and to enforce specifically the terms and provisions of the Asset Purchase Agreement.

RISK FACTORS RELATED TO THE ASSET SALE

In addition to the other information contained in this Information Statement, you should carefully consider the following risk factors. You should also consider the information in our other reports on file with the SEC. See “Where You Can Find More Information.”

There can be no guarantees that the Asset Sale will be completed and, if not completed, we may have to file for bankruptcy and liquidation.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale by our stockholders. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in Buyer’s favor or if other mutual closing conditions are not satisfied, Buyer will not be obligated to complete the Asset Sale. If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and may include a bankruptcy and liquidation of the Company.

There can be no guarantee that Buyer under the Asset Sale will make its payments under the $3.8 million secured note delivered to us at closing, the failure of it do so which will reduce any amounts available for distribution to our stockholders.

A substantial portion of the consideration to be received in connection with Asset Sale is the issuance by the Buyer thereunder of $3.8 million in secured notes, which amounts are due to be paid in equal installments on the 12- and 24-month anniversary of closing. Failure of the Buyer to make either of these payments will substantially reduce the amounts payable to our stockholders. While these notes are secured by our assets being sold in the Asset Sale, there is no guarantee that Buyer will make such payments.

Even if the Asset Sale is consummated, we cannot assure you the amount of liquidating distributions, if any, that will be made to our stockholders or the exact timing of distributions.

Our liquidation, dissolution and winding up process will be subject to uncertainties. The amount and timing of any liquidating distribution to our stockholders will depend on the following factors, among others:

●	whether any potential claimants against us and currently unknown to us could present claims relating to our pre-dissolution operations that we may ultimately have to satisfy;

●

the costs we may have to incur to defend new claims and claims existing as of the date of this information statement, including possible claims against us relating to our dissolution and possible tax audits;

●	the payment of expenses incurred in connection with the Asset Sale and transaction expenses;

●

the amounts that we will need to pay for general administrative and overhead costs and expenses as an operating company before our dissolution and the amounts that we will need to pay in connection with our post-dissolution survival period;

●	the expenses that we may incur to terminate the leases for our offices;

●

the costs attendant on us as a publicly held reporting company under SEC regulations, including legal and auditing fees, especially if we are unable to obtain relief from requirements to continue preparing and filing our annual, quarterly and current reports; and

●	how much of our funds we will be required to reserve to provide for contingent liabilities, and how long it may take to finally determine whether and how much of those liabilities may have to be paid.

We may continue to incur expenses that will reduce any amounts available for distribution to our stockholders.

Claims, liabilities and expenses from operations, such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and offices expenses will continue to be incurred by us pursuant to the terms of the asset purchase agreement and as we wind down. We cannot estimate what the aggregate of these expenses will be, but they will reduce the amount of funds available for distribution to our stockholders.

While the Asset Sale is pending, it creates uncertainty about our future, which could materially and adversely affect our business, financial condition and results of operations.

While the Asset Sale is pending, it creates uncertainty about our future. Therefore, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending consummation of the Asset Sale or termination of the Asset Purchase Agreement. In addition, while the Asset Sale is pending, we are subject to a number of risks, including:

●	the diversion of management and employee attention from our day-to-day business, which impacts our ability to operate our business in the ordinary course and generate revenues;

●

the loss of employees who may depart due to their concern about losing their jobs following the Asset Sale or a shift in loyalty of employees of the Company who see the Buyer as their de facto employer even before the consummation of the Asset Sale; and

●	our inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations. We have also incurred substantial transaction costs in connection with the Asset Sale, and we will continue to do so until the consummation of the Asset Sale. Following the consummation of the Asset Sale, we will continue to incur substantial operating expenses to comply with our obligations to perform transition services pursuant to the terms of the asset purchase agreement.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it substantially more difficult for us to sell the Company’s assets to a party other than the Buyer. Specifically, we agreed not to solicit any acquisition proposals until the date of closing or the proper termination of the Asset Purchase Agreement except that, in response to a superior proposal or a highly material intervening event, our board may, among other actions, withdraw or materially modify its recommendation contained in this information statement to adopt the Asset Purchase Agreement or recommend the adoption of an alternative acquisition proposal, if our board concludes in good faith (after consultation with outside legal and financial advisors) that the failure to take such action would reasonably be expected to cause our board to breach its fiduciary duties under applicable law.

The failure to consummate the Asset Sale may materially and adversely affect our business, financial condition and results of operations.

The Buyer’s obligation to close the Asset Sale is subject to a number of conditions, including our stockholders’ approval of the Asset Sale Proposal. We cannot control some of these conditions and we cannot assure you that they will be satisfied or that the Buyer will waive any that are not satisfied. If the Asset Sale is not consummated, we may be subject to a number of risks, including the following:

●

we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the Asset Sale;

●	the trading price of our common stock may decline to the extent that the then current market price reflects a market assumption that the Asset Sale will be consummated;

●	our relationships with our customers, suppliers and employees may be damaged beyond repair and the value of our assets will likely significantly decline; and

The occurrence of any of these events individually or in combination will likely materially and adversely affect our business, financial condition and results of operations, cause the market value of our common stock to significantly decline or become worthless and force us to file for bankruptcy protection, liquidate and windup our operations.

The failure to consummate the Asset Sale by the prescribed deadline will likely result in the Asset Sale being abandoned.

Either the Buyer or the Company may terminate the Asset Purchase Agreement without penalty if (i) our stockholders do not approve the Asset Sale Proposal or (ü) if the Asset Sale is otherwise not completed by September 2, 2019 (unless such deadline is missed due to a breach by the party seeking termination of a representation, warranty, covenant or agreement in the Asset Purchase Agreement). In the event the Asset Purchase Agreement is terminated, the potential adverse effects from failing to consummate the Asset Sale discussed above would be implicated.

Our executive officers and directors may have interests in the Asset Sale other than, or in addition to, the interests of our stockholders generally.

Members of our board of directors and our executive officers may have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement.

We will no longer be an operating company following the closing of the Asset Sale.

If the stockholders approve the Asset Purchase Agreement and we complete the Asset Sale, we intend to cease to do business and intend to not engage in any business activities except for dealing with post-closing matters (in the event the Asset Sale is consummated) and for the purpose of liquidating our remaining assets, paying any debts and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation. After that, we will distribute the remaining assets to our stockholders in proportion to their respective stockholder interest in the Company. In considering how to vote on the Asset Sale Proposal, stockholders should not assume that they will receive any distributions from the Company.

The tax treatment of the Asset Sale or any liquidating distributions may vary from stockholder to stockholder, and the discussions in this information statement regarding such tax treatment are general in nature.

You should consult your own tax advisor instead of relying on the discussions of tax treatment in this information statement for tax advice.

We have not requested a ruling from the Internal Revenue Service (“IRS”) with respect to the anticipated tax consequences of the Asset Sale, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of the Asset Sale or any liquidating distributions. If any of the anticipated tax consequences described in this information statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

The recent resignation of Jordan Hoffner as our Chief Executive Officer may affect our ability to successfully close the Asset Sale.

Jordan Hoffner resigned as our Chief Executive Officer on May 3, 2019. This may affect our ability to successfully close the Asset Sale, the failure of which may materially and adversely affect our business, financial condition and results of operations.

We may be subject to securities litigation, which is expensive and could divert our attention.

We may be subject to securities class action litigation in connection with the Asset Sale. Securities litigation against us could result in substantial costs and divert our management’s attention from closing the Asset Sale, which could harm our business and increase our expenses, which could decrease the amount available for distribution to our stockholders.

Following consummation of the Asset Sale, we may no longer be required to file reports with the SEC.

We may file a notice terminating our reporting obligations under the Exchange Act following completion of the Asset Sale. Once effective, we may no longer be required to file any annual, quarterly or other current reports with the SEC. If we are no longer required to file reports with the SEC, stockholders will have very little public information available about us and our operations which will further affect the trading and liquidity of our Common Stock.

FINANCIAL INFORMATION

○	Financial Statements

Our audited Consolidated Statements of Operations for the years ended, March 31, 2019 and 2018 and our Consolidated Balance Sheet as of March 31, 2019 are included in Annex B to this information statement.

MARKET PRICE AND DIVIDEND DATA

Information with respect to the quarterly high and low sales prices for Salon’s Common Stock, ticker symbol SLNM.PK, for its fiscal years 2019 and 2018, based on sales transactions reported by the OTC (Over-The-Counter) Bulletin Board is provided below:

	Fiscal Year Ended		Fiscal Year Ended
	March 31, 2019		March 31, 2018
For the quarter ended	High	Low	High	Low
June 30	$0.10	$0.01	$0.20	$0.09
September 30	0.04	0.01	0.20	0.08
December 31	0.04	0.02	0.11	0.05
March 31	$0.03	$0.02	$0.10	$0.05

The following table sets forth the closing sales price per share of our common stock, as reported on OTC Markets on May 8, 2019, the last full trading day before the public announcement of the proposed asset sale, and July 17, 2019, the latest practicable date before the filing of this information statement:

May 8, 2019	$0.02
July 17, 2019	$0.0278

We have never declared or paid dividends on our common stock.

If the Asset Sale is consummated, we will consider deregistering our common stock and delisting our common stock from the OTC Markets. If we decided to deregister and delist our common stock, there would be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock and Common Stock equivalents of Salon as of July 10, 2019 (a) by each stockholder who is known by Salon to be the beneficial owner of more than 5% of the outstanding Common Stock and Common Stock equivalents or the combined total voting power of all classes of capital stock of Salon on a fully diluted, as converted basis, (b) by each Director and nominee, (c) each Named Executive Officer in the Summary Compensation Table, and (d) by all executive officers and directors of Salon as a group.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner (1)	Ownership (2)	of Class (3)
John Warnock (4)	89,211,240	28.24%
Humilis Holdings Capital Fund LP (5)	58,643,830	17.72%
Elizabeth Hambrecht (6)	21,006,878	6.57%
Shea Ventures (7)	16,832,962	5.33%

Executive Officers and Directors
William R. Hambrecht (8)	77,575,364	24.49%
Jordan Hoffner (9)	61,098,546	16.93%
Trevor Colhoun (10)	59,340,945	17.89%
Richard MacWilliams (11)	1,161,859	*
All executive officers and directors as a group (4 persons)	199,176,714	52.61%

------

*Less than 1%

(1)	The address for all beneficial owners is c/o Salon Media Group, Inc., 870 Market Street, San Francisco, CA 94102.

(2)

Unless otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock and Common Stock equivalents shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(3)	Calculated on the basis of 315,939,477 shares of Common Stock outstanding as of July 10, 2019. Beneficial ownership of Common Stock includes underlying options exercisable on July 10, 2019.

(4)	Mr. Warnock is the former Chairman of the Board of the Company.

(5)

Includes (i) 43,614,185 shares of Common Stock held directly and (ii) 10,080,645 shares of Common Stock upon conversion of convertible promissory notes; and (iii) 4,949,000 shares upon conversion of warrants. Trevor Colhoun, our acting CFO and director is the managing member of the general partner of Humilis. The shares beneficially owned by Humilis are included in Mr. Colhoun’s beneficial ownership below as well.

(6)	Ms. Hambrecht has an ownership interest in the Eu Revocable Trust, consisting of 16,974,620 shares of Common Stock and 4,032,258 shares of Common Stock upon conversion of convertible promissory notes.

(7)	Includes 4,151,126 shares of Common Stock held by two descendant trusts that are administered by the Managing Member of Shea Ventures.

(8)

Mr. Hambrecht has an ownership interest in WR Hambrecht + Co., LLC and WR Hambrecht + Co., Inc. (together the “Hambrecht Entities”). The Hambrecht Entities own 1,039,251 shares of Common Stock. Elizabeth Hambrecht, CFO, has a pecuniary ownership interest in the Hambrecht Entities. Mr. Hambrecht individually owns 72,191,847 shares of Common Stock. Includes ownership by The Sarah and William Hambrecht Foundation of 1,104,000 shares of Common Stock. William Hambrecht and Elizabeth Hambrecht are Directors of the Sarah and William Hambrecht Foundation. Includes ownership by HAMCO Capital Corporation, consisting of 506,286 shares of Common Stock. Mr. Hambrecht and Ms. Hambrecht both have an ownership interest in HAMCO Capital. Includes ownership by Ironstone Group, Inc., consisting of 1,926,857 shares of Common Stock. Mr. Hambrecht and Ms. Hambrecht both have an ownership interest in Ironstone Group, Inc. Mr. Hambrecht and Ms. Hambrecht disclaim beneficial ownership of the shares of Salon’s Common Stock held directly by the Hambrecht Entities, HAMCO Capital and Ironstone, other than their proportionate ownership interest. Also includes 807,115 shares subject to options are exercisable as of July 10, 2019.

(9)

Includes 6,372,600 shares upon conversion of warrants, 21,673,962 shares subject to options that are exercisable as of July 10, 2019, and 16,935,484 shares of Common Stock upon conversion of convertible promissory notes.

(10)

Includes (i) 43,614,185 shares of Common Stock held by Humilis Holdings Capital Fund LP, of which Mr. Colhoun is the managing member of the general partner (ii) 10,080,645 shares of Common Stock upon conversion of convertible promissory notes held by Humilis Holdings Capital Fund LP, of which Mr. Colhoun is the managing member of the general partner; (ii) 4,949,000 shares upon conversion of warrants held by Humilis Holdings Capital Fund LP, of which Mr. Colhoun is the managing member of the general partner, and 697,115 shares subject to options that are exercisable as of July 10, 2019.  Mr. Colhoun, Director, is a Managing Member of Humilis Holdings Capital Management Company, a Delaware limited liability company which provides management services to Humilis Holdings Capital Fund LP.

(11)	Consists of 1,161,859 shares subject to options that are exercisable as of July 10, 2019.

FUTURE STOCKHOLDER PROPOSALS

If the Asset Sale is consummated we may deregister our common stock and delist from our current exchange, which is the OTC Markets. As a result, we will no longer have public stockholders and we do not intend to hold future stockholder meetings.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the U.S. Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the U.S. Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the U.S. Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

If you have any questions about this information statement or the Asset Sale, you should contact:

Salon Media Group, Inc.
870 Market Street
San Francisco, CA 94102
Attn: CEO
Phone: (415) 870-7566

Annex A

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of March 6, 2019 (this “Agreement”) by and between Salon Media Group, Inc., a Delaware corporation (the “Seller”), and Salon.com, LLC, a Delaware limited liability company (the “Buyer”).

WHEREAS, the Seller and PubLife, LLC, a Puerto Rico limited liability company and Affiliate of the Buyer (“PubLife”), entered into that certain Term Sheet Agreement for Acquisition of Salon Media Group, dated October 25, 2018 (the “Term Sheet”);

WHEREAS, immediately prior to the date hereof, PubLife assigned its rights and obligations under the Term Sheet to the Buyer;

WHEREAS, the Seller is engaged in the business of owning, operating and publishing the website known as Salon.com (the “Publication”) and other ancillary businesses related to the Publication (the “Business”); and

WHEREAS, the Seller desires to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller, all of the right, title and interest of the Seller in and to the Purchased Assets and assume the Assumed Liabilities (each as defined below), upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1     Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

“Action” means an action, suit, proceeding, claim, arbitration or litigation.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Assignments and Assumptions of Lease, the Trademark Assignments, the Domain Name Assignments, the Escrow Agreement, the Security Agreement, the Technology Support Agreement, the General Advertising Services Agreement and the other agreements, instruments and documents delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.1(d).

“Assignments and Assumptions of Lease” has the meaning set forth in Section 3.2(f).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, independent contractor, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, cafeteria plan (or any other plan intended to defer taxes under Sections 105, 106 125, 127, 129 or 132 of the Code or otherwise under the Code) and other similar agreement, plan, contract, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including, but not limited to, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA or to laws outside the United States, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Seller or its respective ERISA Affiliates for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Seller or its respective ERISA Affiliates or any spouse or dependent of any such individual, or under which the Seller or any of its respective ERISA Affiliates has or may have any Liabilities or obligations, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 3.2(b).

“Books and Records” means books of account, general, financial, accounting, personnel (subject, in all instances to applicable Law), billing, warranty and shipping records, invoices, mailing lists, other distribution lists, customer and supplier lists, correspondence, engineering, maintenance, operating and production records, manuals, Intellectual Property disclosures and information, media materials, advertising and promotional materials, and credit records of customers and suppliers related to or used in connection with the Business.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Business Employee” means any individual who is employed by the Seller whose principal duties relate to the Business.

“Business Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Business Permits” has the meaning set forth in Section 4.8(a).

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Secured Note” has the meaning set forth in Section 2.5(b)(iii).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Payment” has the meaning set forth in Section 2.5.

“Closing Working Capital” has the meaning set forth in Section 2.6(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 4.16(b).

“Contingent Worker” has the meaning set forth in Section 4.16(a).

“Contract” means any legally binding agreement, contract, commitment or arrangement to which the Seller is a party, other than any Benefit Plan.

“Current Assets” has the meaning set forth in the definition of “Working Capital.”

“Current Liabilities” has the meaning set forth in the definition of “Working Capital.”

“Deductible” has the meaning set forth in Section 8.6(b).

“Deposit” means the cash deposit in the amount of $500,000 previously paid to Seller by PubLife as part of the Term Sheet.

“Domain Name Assignments” has the meaning set forth in Section 3.2(d).

“Earnout Payment” has the meaning set forth in Section 2.7(a).

“Earnout Period” has the meaning set forth in Section 2.7(a).

“Environmental, Health and Safety Requirements” means, as amended, all applicable federal, state and local statutes, regulations, ordinances, and similar binding provisions having the force or effect of law, all applicable and binding judicial and administrative orders, and all common law concerning public health and safety, worker health and safety, third party health and safety, pollution, property damage, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that together with the Seller or the Business is (or has been): (A) a member of: (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or business under common control within the meaning of Section 414(c) of the Code; (iii) an affiliated service group within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of the Seller under Section 414(o) of the Code; or (B) treated as a single employer under Section 414 of the Code or Title IV of ERISA with the Seller (individually or collectively) or the Business.

“Escrow Agent” means Citibank, National Association, as escrow agent.

“Escrow Agreement” has the meaning set forth in Section 3.2(g).

“Escrow Amount” means an amount equal to $100,000.

“Exchange Act” has the meaning set forth in Section 4.2.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Allocation” has the meaning set forth in Section 2.8.

“Financial Statements” has the meaning set forth in Section 4.5.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“General Advertising Services Agreement” has the meaning set forth in Section 3.2(i).

“General Representations” means all representations and warranties made by the Seller pursuant to Article IV, other than the Fundamental Representations.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Materials” means any hazardous substances, hazardous wastes, hazardous materials, solid wastes, toxic substances, toxic wastes, radioactive materials, radioactive wastes, PCBs, asbestos, lead, petroleum products and by-products, petroleum wastes, pollutants, contaminants, and any other substances, materials, chemicals or wastes (whether gaseous, liquid or solid) that are regulated pursuant to Environmental, Health and Safety Requirements.

“Income Taxes” means any federal, state, county, provincial, local or foreign income, business profits or other similar Tax, any withholding or estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liabilities related to any such Tax.

“Incorporated Open Source Software” means software or other material that is or contains “freeware,” “free software,” “open source software” or is distributed under a similar licensing or distribution model.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Expert” has the meaning set forth in Section 2.6(c).

“Information Statement” has the meaning set forth in Section 4.2.

“Intellectual Property” means all of the following anywhere in the world and all legal right, title or interest in the following arising under Law: (a) patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyright registrations and applications, copyrightable works, whether registered or unregistered, and pending applications to register the same, renewals and extensions in connection with any such registrations, and all other corresponding rights; (c) trade dress and trade names, logos, internet addresses, domain names, urls and other names or locators associated with internet or mobile publications, trademarks and service marks whether registered or unregistered and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, marketing and business data, advertising and promotional materials, customer, supplier, and advertiser lists and information, and other proprietary information; (e) computer software (including source, object code and executable code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (f) databases and data collections; and, (g) internet web, digital and mobile sites, related content and links, and all versions, updates, corrections, enhancement, and modifications.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5.

“IP Assignments” has the meaning set forth in Section 3.2(e).

“IRS” means the Internal Revenue Service.

“Knowledge” of either the Seller or the Buyer, or Seller’s Knowledge or the Buyer’s Knowledge means, with respect to any fact or matter, the current actual knowledge after reasonable investigation of (a) with respect to the Seller, Jordan Hoffner, and (b) with respect to the Buyer, the manager of the Buyer, in each case with such reasonable investigation to include inquiry by such persons of persons responsible for the matters at interest.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” means all real property leased by the Seller, including but not limited to the real property and the Leases set forth on Section 4.10(b) of the Seller Disclosure Schedule.

“Leases” has the meaning set forth in Section 2.1(e).

“Liabilities” means any and all claims, debts, liabilities and obligations of any nature whatsoever, whether accrued or contingent or fixed, matured or unmatured or determined or determinable, including those arising under any Law, Action, Order, Contract or Benefit Plan.

“Licensed Intellectual Property” means any Intellectual Property owned by any Person other than the Seller and that is licensed to the Seller and used in the Business.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Local Tax Returns” means any state or local Tax Returns related to the Purchased Assets. For the avoidance of doubt, Local Tax Returns shall not include any state or federal Tax Returns for Income Taxes.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means any event, occurrence, effect or change that, individually or in the aggregate, (a) would have (or would reasonably be expected to have) a material adverse effect on the Business, taken as a whole or (b) materially impairs the ability of the Seller to consummate, or prevents or materially delays, the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that Material Adverse Effect shall not include any event, occurrence, effect or change resulting from: (i) general national or international economic, financial or capital market conditions, including changes in interest or exchange rates; (ii) factors affecting the newspaper or commercial printing industry generally; (iii) any change in applicable Law or GAAP, or any interpretation thereof; (iv)  acts of war, sabotage or terrorism directed against the United States, its facilities or its citizens, or any escalation or worsening thereof; (v) any change relating to or arising from the execution, announcement or pendency of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby (but excluding any event, occurrence, effect or change resulting from any breach by the Seller of any of the provisions hereof); and (vi) any failure of the Business to meet any projections (provided, however, that this clause (vi) shall not exclude the underlying cause of any such failure if such cause otherwise constitutes a Material Adverse Effect); provided, further, that any event, occurrence, effect or change that results from the matters set forth in clauses (i), (ii), (iii), or (iv) may be taken into account in determining whether a “Material Adverse Effect” has occurred, or would occur, in each case to the extent such any event, occurrence, effect or change has a materially disproportionate, adverse impact on the Business, taken as a whole, relative to other businesses operating in the industry in which the Business operates.

“Material Contract” has the meaning set forth in Section 4.13(b).

“Minimum Offer” has the meaning set forth in Section 6.3(a).

“Net Revenue” has the meaning set forth in Section 2.7(a).

“Net Revenue Cap” has the meaning set forth in Section 2.7(a).

“Net Revenue Target” has the meaning set forth in Section 2.7(a).

“Notice of Objection” has the meaning set forth in Section 2.6(b).

“Order” means any order, award, injunction, judgment, decree, ruling or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Owned Intellectual Property” means all Intellectual Property owned by the Seller and used in the Business, including rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present and future interests therein under the laws of all jurisdictions.

“Permit” means any permit, authorization, approval, consent, license or franchise of or from any Governmental Entity or pursuant to any Law.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, estate, joint venture, unincorporated entity, governmental entity or any other entity of any kind.

“Post-Closing Tax Period” has the meaning set forth in Section 6.4(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.4(b).

“Publication” has the meaning set forth in the recitals hereto.

“PubLife” has the meaning set forth in the recitals hereto.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Plan” has the meaning set forth in Section 4.15(a).

“Related Party Contract” means any Contract or Lease required to be set forth on Section 4.20 of the Seller Disclosure Schedule.

“Review Period” has the meaning set forth in Section 2.6(b).

“San Francisco Lease” has the meaning set forth in Section 6.8.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” has the meaning set forth in Section 4.2.

“Securities Act” has the meaning set forth in Section 4.5(a).

“Security Agreement” has the meaning set forth in Section 3.2(j).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Reports” has the meaning set forth in Section 4.5(a).

“Seller Source Code” has the meaning set forth in Section 4.11(d).

“Stockholder Written Consent” has the meaning set forth in Section 4.2.

“Statement of Working Capital” has the meaning set forth in Section 2.6(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Target Working Capital” means Zero dollars ($0).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, transfer, real property transfer, deed, stamp, recording, documentary, registration, stock, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Technology Support Agreement” has the meaning set forth in Section 3.2(h).

“Term Sheet” has the meaning set forth in the recitals hereto.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Defense” has the meaning set forth in Section 8.4(b).

“Trademark Assignments” has the meaning set forth in Section 3.2(c).

“Transferred Employees” has the meaning set forth in Section 6.3(a).

“WARN Act” has the meaning set forth in Section 4.16(c).

“Working Capital” means, as at a specified date and without duplication, an amount equal to (a) the sum of all accounts receivable (less reserve for bad debts), other receivables, inventories (at cost, plus inventory capitalized costs), prepaid insurance, and other current prepaid assets of the Business, other than the Excluded Assets (the “Current Assets”), minus (b) the sum of all accounts payable (excluding any amounts that are miscellaneous non-trade payables), miscellaneous withholdings, payroll taxes, employee insurance claims, salaries and wages, contribution to profit sharing, contribution to employee savings, accrued vacation payable, interest payable, charitable contributions, sales commission and management bonuses, deferred subscription income and other current Liabilities of the Business, other than the Excluded Liabilities (the “Current Liabilities”). For the avoidance of doubt, Working Capital as of the Closing Date shall not include any Liabilities with respect to any costs and expenses incurred by the Seller in connection with this Agreement and the transactions contemplated hereby (including any legal, accounting, financial advisory, consulting and all other fees and expenses of third parties in connection therewith), all of which shall be Excluded Liabilities that are retained by the Seller.

“$” means United States dollars.

Section 1.2     Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation;” and (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

Section 2.1     Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all Liens, and the Buyer shall purchase, acquire and accept, or cause to be purchased, acquired and accepted, from the Seller, all of Seller’s assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, which relate to, are used in, or are intended to be used in the Business, as the same shall exist on the Closing Date, except for any Excluded Assets (collectively, the “Purchased Assets”) including, without limitation:

(a)     all machinery, fixtures, furniture, leasehold improvements, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, office equipment, computer hardware, laptops, telephones and other items of tangible personal property used in the Business, including the items forth on Section 2.1(a) of the Seller Disclosure Schedule;

(b)     all raw materials, work-in-process, finished goods, supplies, spare parts, packaging materials and other inventories, including all such items (i) located on the Leased Real Property and (ii) in transit from suppliers of the Business;

(c)     all Owned Intellectual Property (including but not limited to websites and domain names);

(d)     all Contracts set forth on Section 2.1(d) of the Seller Disclosure Schedule (collectively, the “Assigned Contracts”);

(e)     all contracts providing for the lease by the Seller of Leased Real Property set forth on Section 2.1(e) of the Seller Disclosure Schedule (collectively, the “Leases”);

(f)     all Current Assets as of the Closing Date;

(g)     all Business Permits, to the extent transferable;

(h)     all Books and Records;

(i)     all claims, causes of action, choses in action, lawsuits, rights of recovery, and other claims of any nature in favor of the Seller, the Purchased Assets or the Assumed Liabilities, including all rights under all warranties, representations, indemnities, guarantees and similar rights;

(j)     all of the Seller’s rights in the Publication, and all of the Seller’s rights to prepare, publish, sell and distribute such Publication and any other publications, extensions (including websites) or spin offs derived from such Publication or related thereto in all languages;

(k)   all inventories of back and current issues of the Publication; any and all current and archival editorial works, in any form or media, together with all enhancements, modifications, derivative works, and works in progress owned, controlled and possessed by the Seller, including without limitation, photographs (negatives and positives), editorial material, work in process, finished goods, manuscripts, notes and drafts, graphic artwork, photographs and negatives; promotional materials, inserts, and direct mail materials; stationery, supplies, purchase orders, forms, labels, in the case of each of the foregoing, that are owned by the Seller and to the extent the foregoing relate to the Publication;

(l)     all of the advertising contracts, space reservations and insertion orders to the extent they relate to the placement of advertising in the Publication with respect to all dates occurring after the Closing Date;

(m)   copies of all graphics files used in the Publication;

(n)    all disks, art files (including electronic files) and designs that are owned by the Seller and used in the Business;

(o)    all email addresses with the domain names set forth on Section 2.1(o) of the Seller Disclosure Schedule, telephone, telex and telephone facsimile numbers and other directory listings; and

(p)    all goodwill and other intangible assets related to the Business, if any.

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets do not include, nor is the Seller selling, assigning, transferring, conveying or delivering, and neither the Buyer nor any of its Affiliates are purchasing, acquiring or accepting from the Seller, any of the following assets, properties or rights (collectively, the “Excluded Assets”):

(a)    all cash, cash-in-transit, cash equivalents and bank accounts of the Seller;

(b)    all Contracts that are set forth on Section 2.2(b) of the Seller Disclosure Schedule (the “Excluded Contracts”);

(c)    the corporate seals, minute books, stock books, Tax Returns, books of account or other records having to do with the organization of the Seller that are not expressly designated in Section 2.1 as Purchased Assets;

(d)    the rights of the Seller under this Agreement and the Ancillary Agreements;

(e)    all assets attributable to Benefit Plans;

(f)     refunds of Taxes and tax loss carry-forwards related to periods prior to the Closing Date;

(g)    all amounts payable due to the Seller from any Affiliate thereof;

(h)    any insurance policies and rights, claims or causes of action thereunder with respect to any Excluded Assets;

(i)     any insurance proceeds received by the Seller or any of its Affiliates following the date hereof in respect of any Purchased Asset to replace or repair such Purchased Asset but only to the extent such Purchased Asset is not repaired or replaced on or by the Closing Date;

(j)     the assets, equipment, properties and rights set forth on Section 2.2(j) of the Seller Disclosure Schedule; and

(k)    all claims, causes of action, choses in action, lawsuits, rights of recovery and other claims of any nature in favor of the Seller to the extent related to any Excluded Asset or any Excluded Liability.

Section 2.3     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Buyer shall assume effective as of the Closing, and from and after the Closing the Buyer shall pay, discharge or perform when due, as appropriate, the following Liabilities of the Business (collectively, the “Assumed Liabilities”):

(a)     Current Liabilities, solely to the extent included in the computation of Closing Working Capital;

(b)     all Liabilities in respect of the Assigned Contracts required to be performed after the Closing Date;

(c)     all Liabilities in respect of the Leases required to be performed after the Closing Date; and

(d)     all Liabilities associated with or relating to the ownership or operation of the Purchased Assets and the operation of the Business to the extent related to facts, circumstances or conditions arising after the Closing Date.

Section 2.4     Excluded Liabilities. The Buyer shall not assume any Liabilities of the Seller other than the Assumed Liabilities (such unassumed Liabilities, the “Excluded Liabilities”), including, but not limited to:

(a)     all Liabilities for Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period, except to the extent taken into account in the computation of Closing Working Capital;

(b)     all Liabilities in respect of the Excluded Assets;

(c)     any Liability under any indemnification or other obligation pursuant to any Lease that arises from or relates to any Excluded Liability;

(d)     all Liabilities owed by the Seller to any of its Affiliates;

(e)     any Liabilities relating to the Benefit Plans (including any Liability or obligation under, or related to, Title IV of ERISA);

(f)     all Liabilities relating to accrued and unpaid sick hours and personal holiday time for all Business Employees;

(g)    any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date;

(h)   all Liabilities of the Seller relating to or arising from misclassification of any person as an independent contractor or as an exempt (vs. non-exempt employee), including but not limited to Liabilities for overtime wages, Benefit Plans and payments of employment-related or other Taxes or penalties, including, but not limited to, those Taxes or penalties related to or concerning Section 4980H of the Code;

(i)     all Liabilities with respect to any Action to the extent such Action is caused by or arises out of facts, circumstances or conditions existing on or prior to the Closing Date;

(j)    any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Seller in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby or thereby; and

(k)    any Liability of the Seller under this Agreement, any Ancillary Agreement or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement.

Section 2.5     Purchase Price.

(a)    The consideration to be paid by the Buyer to the Seller for the Purchased Assets (the “Purchase Price”) shall be comprised of (i) an amount equal to $5,000,000, subject to adjustment in accordance with Section 2.6, plus (ii) the amount of any Earnout Payment that becomes due and payable in accordance with Section 2.7. The Purchase Price shall be payable in accordance with Section 2.5(b). The Purchase Price shall be allocated among the Purchased Assets in accordance with the Preliminary Allocation Schedule and the Final Allocation. For the avoidance of doubt, the Deposit shall be applied in partial satisfaction of the Purchase Price at the Closing.

(b)    Closing Date Payments. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall pay the Purchase Price to the Seller, as follows (provided that the Earnout Payment, if any, shall be paid when, as and if such amount becomes payable in accordance with Section 2.7):

(i)       the Buyer shall deliver to the Seller an amount in cash equal to $550,000 (the “Closing Date Payment”) to an account or accounts designated in writing by the Seller in accordance with the funds flow memorandum prepared by Seller not less than three (3) Business Days prior to the Closing Date;

(ii)     the Buyer shall deposit with the Escrow Agent an amount by wire transfer of immediately available funds equal to the Escrow Amount, such deposit to constitute an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement. The Escrow Amount (plus any interest, dividends and income earned on such Escrow Amount in accordance with the terms of the Escrow Agreement, at any time of determination, the “Escrow Account”) shall be available to compensate the Buyer Indemnified Parties for any claims by such Persons for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement, including in accordance with Section 2.6. The parties shall instruct the Escrow Agent to release the Escrow Account in accordance with Section 8.7 and the Escrow Agreement. The fees and expenses of the Escrow Agent shall be borne one-half by the Seller and one-half by the Buyer; and

(iii)     the Buyer shall deliver the remainder of the Purchase Price, minus the Deposit, by issuing a secured promissory note, evidencing the two equal subsequent payments on or before twelve (12) months and twenty-four (24) months from the Closing Date, at an interest rate equal 10% per annum, in the form attached hereto as Exhibit A (the “Buyer Secured Note”).

Section 2.6     Purchase Price Adjustment.

(a)    Within 60 days after the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller a statement (the “Statement of Working Capital”) setting forth the Buyer’s calculation of the Working Capital, in each case as of the close of business on the Closing Date (the “Closing Working Capital”).

(b)   Upon receipt from the Buyer, the Seller shall have 30 days to review the Statement of Working Capital (the “Review Period”).  If the Seller disagrees in good faith with the Buyer’s computation of Closing Working Capital, the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Buyer (the “Notice of Objection”), which sets forth its objections to the Buyer’s calculation of Closing Working Capital; provided, however, that the Notice of Objection shall include only objections based on (i) non-compliance with the accounting principles used in preparation of the Closing Working Capital, or (ii) mathematical or factual errors in the computation of Closing Working Capital.  Any Notice of Objection shall specify those items or amounts with which the Seller disagrees, together with a detailed explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s calculation of Closing Working Capital based on such objections.  To the extent not set forth in the Notice of Objection, the Seller shall be deemed to have agreed with the Buyer’s calculation of all other items and amounts contained in the Statement of Working Capital.

(c)    Unless the Seller delivers the Notice of Objection to the Buyer within the Review Period, the Seller shall be deemed to have accepted the Buyer’s calculation of Closing Working Capital and the Statement of Working Capital shall be final, conclusive and binding on the parties hereto. If the Seller delivers the Notice of Objection to the Buyer within the Review Period, the Seller and the Buyer shall, during the 30 days following such delivery or any mutually agreed extension of such time period, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the San Juan, Puerto Rico office of BDO USA, LLP (the “Independent Expert”) or, if such firm is unwilling or unable so to act, each of the Buyer and the Seller shall select one such firm and those two firms shall select a third firm, which third firm shall be the “Independent Expert.” The parties shall instruct the Independent Expert promptly to review this Section 2.6 and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Closing Working Capital set forth in the Statement of Working Capital requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Seller and not on an independent review. The Buyer and the Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to the Buyer and the Seller, as promptly as practicable but in no event later than 45 days after its retention, a written report that sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided, however, that with respect to each disputed item in relation to the computation of the Closing Working Capital, the Independent Expert shall adopt the position of either the Seller or the Buyer with respect to such item. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

(d)    Within three Business Days after Closing Working Capital has been finally determined pursuant to this Section 2.6:

(i)     if the Closing Working Capital is less than the Target Working Capital, then Seller and the Buyer shall jointly instruct the Escrow Agent to release to the Buyer from the Escrow Account, as an adjustment to the Purchase Price, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the difference between the Target Working Capital and Closing Working Capital, and any and all remaining amounts in the Escrow Account, if any, shall be available for recovery pursuant to any indemnification claim pursuant to Section 8.2 below; provided that if the amount equal to the difference between the Target Working Capital and Closing Working Capital is greater than the Escrow Amount, Seller shall pay to the Buyer, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the amount that is greater than the Escrow Amount; and

(ii)    if the Closing Working Capital exceeds the Target Working Capital, the Buyer shall pay to the Seller, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the difference between the Target Working Capital and the Closing Working Capital, and the Buyer and the Seller shall jointly instruct the Escrow Agent to release any and all amounts in the Escrow Account to the Seller.

(e)    Any payment required to be made pursuant to Section 2.6(d) shall be made by the party required to make such payment by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment at least one Business Day prior to such transfer. The amount of any such payment shall bear interest if it is not paid within 90 days of the Closing Date, in which case, the amount of such payment shall bear interest from the 91st day to but excluding the date of payment at a rate per annum equal to the “prime rate” as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to but excluding the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

Section 2.7     Earnout Payment.

(a)     Definitions. For purposes of this Section 2.7, the following terms shall have the meanings provided below:

(i)     “Earnout Payment” shall mean the amount, if any, equal to the amount determined and payable pursuant to Section 2.7(b).

(ii)     “Earnout Period” means the calendar year of 2019.

(iii)    “Net Revenue” means an amount equal to (A) the revenue of the Business LESS (B) any traffic acquisition costs, prepared in accordance with GAAP.

(iv)    “Net Revenue Cap” means an amount equal to $4,700,000.

(v)     “Net Revenue Target” means an amount equal to $4,200,000.

(b)    Calculation of the Earnout Payment. The Earnout Payment shall be determined as follows:

(i)     In the event the Net Revenue exceeds the Net Revenue Target for the Earnout Period, the Earnout Payment paid to the Seller shall be an amount equal to $1 for each additional $1 of Net Revenue above the Net Revenue Target but not exceeding the Net Revenue Cap. For the avoidance of doubt, the calculation of the Earnout Payment shall not include any amounts with respect to Net Revenue that is above the Net Revenue Cap.

(ii)     In the even the Net Revenue fails to meet the Net Revenue Target for the Earnout Period, the Earnout Payment paid to the Seller shall be zero dollars.

(iii)    Notwithstanding anything to the contrary in this Section 2.7, in no event shall the total Earnout Payment exceed $500,000.

(c)     Delivery of the Earnout Payment. In the event the amount of the Earnout Payment for the Earnout Period finally determined pursuant to Section 2.7(b) is greater than zero dollars, within ten (10) Business Days after such final determination, the Buyer shall pay the Earnout Payment to the Seller in cash to an account or accounts designated in writing by the Seller.

Section 2.8     Allocation of Purchase Price. Between signing and Closing, the parties will determine a mutually agreeable preliminary proposed allocation of the Purchase Price (and liabilities treated as assumed for Tax purposes and other capitalized costs) among the Purchased Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Preliminary Allocation Schedule”). The Seller shall deliver a proposed final allocation to the Buyer not later than 30 days following the final resolution of the Closing Working Capital pursuant to Section 2.6 which shall be consistent in all material respects with the Preliminary Allocation Schedule. If the Buyer and the Seller agree upon such proposed allocation, then such proposed allocation shall become the final allocation (the “Final Allocation”). If the Buyer raises any objections in respect of the proposed allocation, then the Buyer and the Seller shall negotiate in good faith until they will have resolved all such objections and the so negotiated allocation shall become the Final Allocation. The Seller and the Buyer and their respective Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all Tax purposes consistent with such Final Allocation. The Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Seller may reasonably request to prepare such Final Allocation. Neither the Seller nor the Buyer (nor their respective Affiliates) shall take any Tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Final Allocation unless required to do so by applicable Law. If, after the proposed allocation becomes the Final Allocation, any event occurs that will result in an adjustment of the Purchase Price (including pursuant to Section 2.6 or pursuant to Article VII), then the Buyer and the Seller shall amend the Final Allocation accordingly.

ARTICLE III

CLOSING

Section 3.1     Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by facsimile or email transmission of executed copies of this Agreement and all of the Ancillary Agreements on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby or such other date as the parties mutually agree (the “Closing Date”). All documents delivered and actions taken at the Closing will be deemed to have been delivered or taken simultaneously at 11:59 p.m. Pacific Time on the Closing Date.

Section 3.2     Deliveries by the Seller at the Closing. At the Closing, the Seller shall deliver to the Buyer the following:

(a)    the Purchased Assets;

(b)    a Bill of Sale and Assignment and Assumption Agreement in form and substance acceptable to the Buyer (the “Bill of Sale”), duly executed by the Seller;

(c)     Trademark Assignments in form and substance acceptable to the Buyer (the “Trademark Assignments”), duly executed by the Seller;

(d)    Domain Name Assignments in form and substance acceptable to Buyer (the “Domain Name Assignments”), duly executed by the Seller;

(e)     any other assignments that may be required to transfer title of Business Intellectual Property to the Buyer (the “IP Assignments”), duly executed by the Seller;

(f)     an Assignment and Assumption of Lease with respect to each Lease (the “Assignments and Assumptions of Lease”), duly executed by the Seller;

(g)    an Escrow Agreement in form and substance acceptable to the Buyer (the “Escrow Agreement”), duly executed by the Seller and the Escrow Agent;

(h)     evidence of the termination of the Technology Support and General Advertising Services Agreement dated October 26, 2018 by and between Buyer and Seller (the “General Advertising Services Agreement”), in form and substance acceptable to the Buyer, duly executed by the Seller;

(i)     the third party consents specified on Section 3.2(i) of the Seller Disclosure Schedule, which consents shall have not been rescinded, in form and substance acceptable to the Buyer;

(j)     a Security Agreement substantially in the form attached hereto as Exhibit B (the “Security Agreement”), duly executed by the Seller;

(k)     all documentation necessary or desirable to obtain releases of all Liens, including appropriate UCC termination statements, in each case in form and substance satisfactory to the Buyer;

(l)     evidence of the termination of any Related Party Contracts related to the Purchased Assets, in form and substance acceptable to the Buyer;

(m)     a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations, duly executed by the Seller;

(n)     copies of resolutions of the shareholders and board members of Seller duly authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an officer of the Seller;

(o)     a Certificate of Secretary or Assistant Secretary of Seller, as to the incumbency of the officers executing this Agreement and the genuineness of their signatures;

(p)     evidence of the timely filing of all required proxy statements or other filings with any applicable exchange, the Securities and Exchange Commission or any other Governmental Entity; and

(q)    such other documents as may be reasonably requested by the Buyer to consummate the transactions contemplated herein.

Section 3.3     Deliveries by the Buyer at the Closing. At the Closing, the Buyer shall deliver to the Seller the following:

(a)    the Closing Date Payment;

(b)    the Buyer Secured Note;

(c)    the Bill of Sale, duly executed by the Buyer;

(d)    the Assignment and Assumption Agreement, duly executed by the Buyer;

(e)    the Trademark Assignments, duly executed by the Buyer;

(f)     the Domain Name Assignments, duly executed by the Buyer;

(g)    the Security Agreement, duly executed by the Buyer;

(h)    the IP Assignments, duly executed by the Buyer;

(i)     the Assignments and Assumptions of Lease, duly executed by the Buyer;

(j)     the Escrow Agreement, duly executed by the Buyer;

(k)    evidence of the termination of the General Advertising Services Agreement, duly executed by the Buyer;

(l)     resolutions of the member or managers of Buyer, as applicable, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement, the Buyer Secured Note and the Ancillary Agreements and the consummation of the transactions contemplated hereby; and

(m)   a Certificate of Secretary or Assistant Secretary of Buyer, as to the incumbency of the officers executing this Agreement and the genuineness of their signatures.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof (or if made as of a specified date, as of such date), except as set forth in either the Seller’s public filings with the Securities and Exchange Commission or the disclosure schedule dated and delivered as of the date hereof by the Seller to the Buyer (collectively, the “Seller Disclosure Schedule”).

Section 4.1     Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification (in the case of good standing, to the extent such state recognizes such concept), except where the failure to be so qualified would not have a Material Adverse Effect.

Section 4.2     Authority and Enforceability. The Seller has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to obtaining irrevocable written consents approving the transactions contemplated by this Agreement from the holders of at least a majority of the shares of Seller’s capital stock entitled to vote thereon (the “Stockholder Written Consent”) and the filing of an information statement (the “Information Statement”) pursuant to Rule 14c-2 under the Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”) and delivery of such Information Statement to Seller’s stockholders. The execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary entity action on the part of the Seller, subject to obtaining the Stockholder Written Consent and the filing of the Information Statement with the SEC, and the delivery of such Information Statement to Seller’s stockholders. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Seller that is a party hereto and thereto and, assuming the due authorization, execution and delivery hereof and thereof by each of the other parties hereto, this Agreement constitutes, and upon execution the Ancillary Agreements will (subject to obtaining the Stockholder Written Consent and the filing of the Information Statement with the SEC, and the delivery of such Information Statement to Seller’s stockholders) constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.

Section 4.3    Noncontravention. Except as set forth in Section 4.3 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller does not and will not (a) conflict with the certificate of incorporation, bylaws or other constituent or governing documents of the Seller, (b) violate any Law or Order applicable to the Seller, the Business or any of the Purchased Assets or Assumed Liabilities or by which the Seller, the Business or any of the Purchased Assets or Assumed Liabilities may be bound or affected, or (c) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or give to any Person any rights of termination, acceleration, modification or cancellation of, any Contract or Lease included in the Purchased Assets or Assumed Liabilities.

Section 4.4     Governmental Approvals. No Permit or Order of, registration, declaration or filing with, or notice to, any Governmental Entity is required by the Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby or in order to prevent the termination of any right, privilege, license or qualification of the Business.

Section 4.5     SEC Filings; Financial Statements; No Undisclosed Liabilities.

(a)    Set forth in Section 4.5(a) of the Seller Disclosure Schedule are (a) the reviewed unaudited balance sheets of the Business as of December 31, 2018 (the “Balance Sheet Date”) and as of January 31, 2019 (January 31, 2019 shall be referred to herein as the “Interim Balance Sheet Date”) and (b) the related statements of income for the fiscal period ended on such dates (collectively, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records and fairly present in all material respects the financial position of the Business as of the indicated dates and the results of operations and cash flows of the Business for the specified periods in accordance with GAAP subject to, in the case of Financial Statements referred to in the immediately preceding clause (b), normal period-end audit adjustments and the absence of notes.

(b)    The Business does not have any Liabilities of any nature that are required to be set forth on the face of an audited consolidated balance sheet (excluding any note disclosure) prepared in accordance with GAAP, except for Liabilities (i) reflected on the Financial Statements, (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date or which would be included in Working Capital, (iii) that would not reasonably be expected to be, individually or in the aggregate, material to the Business or (iv) incurred in connection with the transactions contemplated hereby.

Section 4.6     Taxes. With respect to Taxes:

(a)    the Seller has filed (or caused to be filed) all Tax Returns that it was required to file. All such Tax Returns were true and correct in all material respects. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. The Seller has paid all Taxes due under the Tax Returns.  There are no Liens for Taxes upon any of the Purchased Assets. The Seller has withheld and paid (or caused to be withheld and paid) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party;

(b)    there is no material dispute or claim concerning any Tax liability of the Seller claimed or raised by any authority in writing;

(c)    the Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d)    no Governmental Entity of a jurisdiction in which the Seller does not file Tax Returns has notified the Seller that it may be liable to file Tax Returns in such jurisdiction; and

(e)    the Seller does not have any Liability for the Taxes of any Person (other than of the Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

Section 4.7     Compliance with Law. The Seller is in compliance in all material respects with all Laws applicable to the Business and the Publication. No Action is pending or, to the Knowledge of the Seller, threatened against the Seller alleging failure to comply with any Law.

Section 4.8     Business Permits.

(a)    The Seller owns or holds all material Permits required for the operation of the Business as currently conducted or for the ownership and use of the Purchased Assets. Section 4.8(a) of the Seller Disclosure Schedule sets forth a list of all such material Permits (the “Business Permits”).

(b)    Except as disclosed in Section 4.8(b) of the Seller Disclosure Schedule, each Business Permit, (i) is owned, held or lawfully used by the Seller in the operation of the Business, and (ii) is valid and in full force and effect. The Seller has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Business Permit. The Seller is not in default, nor has the Seller received written notice of any claim of default, with respect to any Business Permit.

Section 4.9     Title to Personal Properties; Condition of Tangible Assets; Sufficiency of Assets.

(a)    Except as set forth on Section 4.9 of the Seller Disclosure Schedule, the Seller has good title to all its respective personal property and assets included in the Purchased Assets that it purports to own, free and clear of all Liens.

(b)    All Purchased Assets, in the aggregate, that are tangible property are in such operating condition and repair (subject to normal wear and tear), that they are, taken as a whole, usable to conduct the Business as it is currently being conducted;

(c)    The Seller owns or leases all machinery, equipment and other tangible assets necessary for the conduct of the Business in all material respects, as conducted as of the date hereof and all such machinery, equipment and other tangible assets are included in the Purchased Assets.

(d)    The Purchased Assets, along with the Excluded Assets, constitute all of the rights, property, assets and services reasonably necessary to operate the Business in substantially the same manner immediately after the Closing as operated immediately prior to the Closing.

Section 4.10   Real Property.

(a)    None of the real property used in the Business is owned by the Seller nor has the Seller ever owned any real property with respect to the operation of the Business. All real property used in the Business is leased pursuant to the Leases. Other than the Leases, the Seller does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings.

(b)    Section 4.10(b) of the Seller Disclosure Schedule sets forth the address of each parcel of Leased Real Property. A true and complete copy of each of the Leases has been made available to the Buyer. With respect to each of the Leases:

(i)       the Seller has a valid leasehold estate in the Leased Real Property subject to such Lease, free and clear of all Liens;

(ii)      such Lease is in full force and effect, the applicable Seller is not in material breach of or default under any such Lease, the Seller has not received any written notice of a breach of default thereunder, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder;

(iii)     except for those Leases for which consents to the transactions contemplated hereby are obtained, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing;

(iv)     the full amount of security required under each Lease is on deposit thereunder;

(v)      the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest, in the Seller;

(vi)     the Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(vii)    the Seller has not collaterally assigned such Lease or granted any other Lien, on its leasehold interest under any Lease; and

(viii)   to the Knowledge of the Seller, the Seller’s use of and all improvements on the Leased Real Property conform in all material respects to applicable Laws and the Seller has not received any written notice of any violation of any such Laws.

(c)     The Seller has not received any written notice from any Governmental Entity regarding a violation of any Law relating to the Leased Real Property.

(d)     The Leased Real Property is in a condition sufficient for the operation of the Business as currently conducted.

Section 4.11    Intellectual Property.

(a)     Seller does not own any Intellectual Property that is used the Business, other than the Owned Intellectual Property.

(b)    Section 4.11(b) of the Seller Disclosure Schedule (1) identifies all Owned Intellectual Property, and (2) identifies each material license, agreement or other permission that the Seller has granted to any third party with respect to any of its Owned Intellectual Property. With respect to each item of Owned Intellectual Property identified in Section 4.11(b) of the Seller Disclosure Schedule:

(i)       the Seller possesses all right, title and interest in and to the item, free and clear of all Liens, licenses or other restrictions;

(ii)      no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms;

(iii)     all filing, examination, issuance, post registration, and maintenance fees associated with or required for a period of one (1) year after the Closing Date with respect to any of the Intellectual Property have been or will be paid;

(iv)     the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(v)      no Action is pending, or to the Knowledge of the Seller, except as listed on Section 4.11(b)(v) of the Seller Disclosure Schedule, is threatened that challenges the legality, validity, enforceability, use or ownership of the item;

(vi)     the Seller has enforced all of its rights under the Owned Intellectual Property, as applicable; and

(vii)    the Seller is not currently a party to any agreement to indemnify any Person for or against any interference, infringement or misappropriation with respect to the item.

(c)     Section 4.11(c) of the Seller Disclosure Schedule (1) identifies all Licensed Intellectual Property, and (2) identifies each license agreement related to the Seller’s right to use such Licensed Intellectual Property. The Seller is in compliance, in all material respects, with all applicable terms and requirements of each such license agreement, and each license agreement is legal, valid, and binding on the Seller and, to the Knowledge of the Seller, on the other party thereto, enforceable in accordance with its terms, and is in full force and effect. The license agreements held by the Seller to use the Licensed Intellectual Property in the Business that are included as Assigned Contracts are transferrable.

(d)     To the Knowledge of Seller, the Owned Intellectual Property, Licensed Intellectual Property and the conduct of the Business are not interfering with, infringing upon or misappropriating any Intellectual Property rights of third parties. The Seller is not aware of any potential interference, infringement, or misappropriation of any Intellectual Property rights of third parties by the Owned Intellectual Property, Licensed Intellectual Property or the conduct of the Business. The Seller has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation and have not been subject to or currently involved in a reissue, reexamination, opposition, or cancellation proceeding (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party is interfering with, infringing upon or misappropriating any Intellectual Property rights of the Seller with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

(e)     Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, neither the Seller nor any Person acting on the Seller’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Seller (the “Seller Source Code”). Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Seller of any Seller Source Code. Seller Source Code includes any software source code of any Owned Intellectual Property or Licensed Intellectual Property.

(f)    No Incorporated Open Source Software in any way infringes or misappropriates the Intellectual Property rights of any third party. The Seller’s use and/or distribution of each component of Incorporated Open Source Software with or in software products complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Owned Intellectual Property or obligations for the Seller with respect to any Owned Intellectual Property, including without limitation any obligation to disclose or distribute any such Owned Intellectual Property in source code form, to license any such Owned Intellectual Property for the purpose of making derivative works, or to distribute any such Owned Intellectual Property without charge.

Section 4.12    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Seller has conducted the Business in the ordinary course of business consistent with past practice (in all material respects), and other than events occurring in the ordinary course of business consistent with past practice, there has not been any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)    material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)     incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e)     transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the balance sheet, except for the sale of inventory in the ordinary course of business;

(f)     cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g)     material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h)     material capital expenditures for the Business;

(i)     (1) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, managers, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (2) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000 annually, or (3) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(j)     adoption, modification or termination of any: (1) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (2) Benefit Plan, or (3) collective bargaining or other agreement with a union, in each case whether written or oral;

(k)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or Business Employees; or

(l)     any Contract or Lease to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.13    Contracts.

(a)     Section 4.13(a) of the Seller Disclosure Schedule sets forth the following Contracts that relate to the Business to which the Seller is party, or by which the Seller or the Purchased Assets are bound:

(i)       any Collective Bargaining Agreement;

(ii)      all Contracts relating to or evidencing indebtedness of the Business or the Seller in connection with the Business, including grants of security interests, notes, debentures, bonds, letters of credit, loans (other than to employees for travel expenses in the ordinary course of the Business), or guarantees, pledges or undertakings of the indebtedness of any other Person;

(iii)     any partnership, joint venture or similar Contract;

(iv)     all Contracts that relate to the Business that materially limit or purport to materially limit the ability of the Seller to conduct the Business, or any material portion thereof, in any geographic area or during any period of time that would be binding on the Buyer following the Closing;

(v)      any Contracts that contain provisions requiring the Seller to (x) purchase or sell a minimum quantity of goods or services (y) deal exclusively with the applicable counterparty to such Contract, or (z) contain a “most favored customer” or similar provision;

(vi)    Contracts (including each material license, agreement, or other permission related to the Business that the Seller has granted to any third party with respect to any of its Owned Intellectual Property) that, by their terms, provide for, or that, to the Knowledge of the Seller, are expected to involve, payment or receipt by the Seller of aggregate annual payments to or from the Seller in excess of $25,000;

(vii)    any Contracts for the purchase or sale of goods or services which are not terminable without penalty upon sixty (60) days’ or less notice, except for Contracts that do not contain provisions requiring the Seller to (x) purchase or sell a minimum quantity of goods or services or (y) deal exclusively with the applicable counterparty to such Contract;

(viii)   any Contract under which the amount payable by the Seller or the Business is dependent on the revenues or income or similar measure of any portion of the Business, or in which the Seller or the Business is obligated to pay royalties, commissions or similar payments to any Person;

(ix)     any Contract that contains or provides for an undertaking by the Seller to pay any liquidated damages, material fee or penalty in the event of any breach, failure to perform or late performance of such Contract; and

(x)      any other Contract that is material to the Business, taken as a whole.

(b)     Each Contract listed or required to be listed in Section 4.13(a) of the Seller Disclosure Schedule (collectively, the “Material Contracts”), is legal, valid, and binding on the Seller and, to the Knowledge of the Seller, on the other party thereto, enforceable in accordance with its terms, and is in full force and effect. Neither the Seller nor, to the Knowledge of the Seller, any other party is in material breach or default of such Material Contract, nor does there exist any event which, with or without notice or lapse of time or both, would constituted a default or event of default under such Material Contract, and the Seller has not received notice (written or, to the Knowledge of the Seller, oral) nor delivered notice (written or, to the Knowledge of the Seller, oral) to another party alleging any default under, or failure to comply with any material term of any Material Contract. Neither the Seller nor, to the Knowledge of the Seller, any other party has repudiated any material provision of any Material Contract.

Section 4.14   Litigation. Except as set forth on Section 4.14 of the Seller Disclosure Schedule, there is (a) no Action pending or, to the Knowledge of the Seller, threatened against the Seller, and (b) no Action pending, or to the Knowledge of the Seller, threatened against the Seller, that (i) would materially adversely affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, or (ii) would result in any Liabilities to the Seller, the Buyer, the Purchased Assets or the Business. To the Knowledge of the Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Seller, the Purchased Assets or the Business. To the Knowledge of the Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Orders, judgments, penalties or awards.

Section 4.15    Employee Benefits.

(a)    Section 4.15(a) of the Seller Disclosure Schedule lists each Benefit Plan. A copy of (i) each Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, together with, if applicable, the last three (3) recently filed annual reports on Form 5500 prepared in connection with any such Benefit Plan; (ii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks or written policies for any Benefit Plan provided to participants; (iii) where the Benefit Plan has not been reduced to writing, a current written summary of all material plan terms; (iv) in the case of any Benefit Plan that is intended to be qualified under section 401(a) of the Code (“Qualified Plan”), a copy of the most recent determination, opinion and advisory letters, if any, from the IRS; (v) copies of any notices, letters or other correspondence from the IRS, Department of Labor or other Governmental Entity relating to the Benefit Plan; and (vi) any other material document or information reasonably requested by the Buyer prior to Closing, has been (or will be) provided to the Buyer.

(b)     Neither the Seller nor any ERISA Affiliate has had any Liabilities or obligations under or relating to sections 302 or 303 of ERISA, Title IV of ERISA or sections 412 or 430 of the Code. Neither the Seller nor any ERISA Affiliate has ever maintained or contributed to, or has any Liabilities or obligations with respect to, any Benefit Plan or any other plan or arrangement (i) subject to Title IV of ERISA or section 412 of the Code, (ii) a multiemployer plan, as described in section 3(37) of ERISA or Title IV of ERISA, whether or not governed by the provisions of ERISA, (iii) subject to an obligations or Liabilities in accordance with an agreement with a union or under any Collective Bargaining Agreement, or (iv) that is or has been a “multiple employer welfare arrangement” or a “multiple employer plan” as described in either section 3(40) of ERISA or section 413(c) of the Code.

(c)    Each Qualified Plan is so qualified in form and operation, and has (i) been timely amended since inception as required by the Code or other applicable Law and has received a determination letter or is subject to an opinion (or similar) letter to that effect from the IRS and (ii) no favorable determination letter (or if applicable, opinion letter) has been revoked with respect to any Qualified Plan, and revocation has not been threatened, nor has any event nor any omission occurred that has affected (or could adversely affect) the qualification under Section 401(a) of the Code of each such Qualified Plan. No surrender charges or other fees or charges apply (or will apply) to any eligible rollover distributions under the Code from a Qualified Plan.

(d)    Each Benefit Plan has been established, maintained, funded, and administered in all respects in compliance with its terms and all Laws. No Actions, claims, disputes, audits, inquiries, reviews, or demands have occurred, are pending, anticipated or threatened from any Governmental Entity or any other Person with respect to any Benefit Plan (other than routine claims for benefits). No Benefit Plan is subject to any Laws outside of the United States, and no asset of the Business is subject to any Lien under any Law, including ERISA, and neither the Seller nor any ERISA Affiliates have incurred any Liability under Title IV of ERISA or any Law with respect to any Benefit Plan.

(e)     On an after Closing, the Buyer will have no Liabilities or obligations under (or with respect to) any Benefit Plan, except as expressly provided in this Agreement. No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject the Buyer or the Business to any fine, penalty, tax or Liabilities of any kind imposed under ERISA or the Code on or following the Closing. No Liabilities with respect to Benefit Plans, contingent or otherwise, shall affect any of the Purchased Assets, including subjecting such Purchased Assets or any assets of the Business to any Lien, attachment, forfeiture, seizure liquidation or use as collateral.

(f)     No Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) or severance or similar benefits for any Person or dependent or beneficiary of any Person after such Person’s retirement or other termination of employment except as may be required by COBRA or other applicable Law, and there has been no communication to any Person that could reasonably be expected to promise or guarantee any such benefits. No Benefit Plan that is a group health plan, as described in section 5001(b) of the Code, has been self-insured.

(g)     With respect to each Benefit Plan, all payments, premiums and contributions due on or before the date of this Agreement were timely and properly withheld, if applicable, and paid, and with respect to any such payments, premiums or other contributions required that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Seller.

(h)     The Seller and its ERISA Affiliates have complied in all material respects with COBRA, Section 4980B of the Code and the Patient Protection and Affordable Care Act, Public Law 111-148, as amended (“PPACA”), and neither the Seller nor its ERISA Affiliates have incurred (or will incur) any material penalty or Taxes under the Code, ERISA or otherwise with respect to COBRA or PPACA; provided, however that the Seller has in all instances in the last thirty six (36) months reserved the right to provide an administrative fee of two percent (2%) or fifty percent (50%), as applicable under COBRA.

(i)      Neither the Seller nor any of its ERISA Affiliates has ever incurred or will incur, either directly or indirectly, any Liabilities or obligations under or related to section 409A of the Code, and no Benefit Plan provides deferral of compensation (as defined in Treasury Regulation section 1.409A-1(b)(1)), except for any Qualified Plan. None of the assets of any Benefit Plan are or have been invested in any property constituting employee real property or any employee security within the meaning of section 407(d) of ERISA.

Section 4.16     Labor and Employment Matters.

(a)     Section 4.16(a) of the Seller Disclosure Schedule contains a list of (1) all persons who are independent contractors, consultants, leased employees, or other servants or agents of the Business, classified by the Seller as other than employees or compensated other than through wages paid by the Seller and reported on a Form W-2 or W-3 (collectively, “Contingent Workers”), including the terms of their engagement, location and compensation, and (2) all persons who are Business Employees, on a full-time or part-time basis, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part-time); (iii) commencement date of their employment; (iv) location; (v) current classification status as an exempt or non-exempt employee (vi) current annual base compensation rate; (vii) commission, bonus or other incentive-based compensation; (viii) a description of the fringe benefits provided to each such individual as of the date hereof, and (ix) accrued vacation hours, presented in hourly units and in dollar amounts based on the balance of such accrued vacation hours.

(b)     Except as set forth on Section 4.16(b) of the Seller Disclosure Schedule, the Seller is not a party to or bound by written agreement with any union, works council, or other Person purporting to act as exclusive bargaining representative of any Transferred Employees or Contingent Workers with respect to the wages, hours, or other terms and conditions of employment of any Transferred Employee or Contingent Worker (collectively, the “Collective Bargaining Agreements”).

(c)     Except as set forth on Section 4.16(c) of the Seller Disclosure Schedule, as of the date hereof, (i) no Business Employees are represented by a labor organization, (ii) there are no existing or, to the Knowledge of the Seller, threatened strikes, work stoppages, work slowdowns, lockouts or other material labor disputes related to the Business Employees, (iii) to the Knowledge of the Seller, there are no union organizational campaigns or decertification efforts in progress with respect to the Business Employees or any questions concerning representation with respect to such Business Employees, (iv) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Seller, threatened against the Seller relating to the Business Employees with the National Labor Relations Board, and no Seller has engaged in any unfair labor practice, (v) there have been no plant closings as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local law (collectively, “WARN Act”) at a single facility, or one or more facilitates or operating units within a single site of employment, or a combined site of employment, in each case, relating to the Business, since January 1, 2013 or as a result of this Agreement, (vi) there is no material employment-related charge, action, proceeding, complaint, grievance, arbitration, investigation, inquiry or obligation of any kind relating to the Business Employees pending or, to the Knowledge of the Seller, threatened in any forum, relating to an alleged violation or breach by the Seller (or its officers, managers, directors, employees or representatives) of any law, regulation or contract, (vii) the Seller is not delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it, (viii) the Seller is, and at all times has been, in material compliance with the Immigration Reform Control Act of 1986, and (ix) Contingent Workers have been properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

(d)    Except as set forth on Section 4.16(d) of the Seller Disclosure Schedule, the Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Business Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, the payment of withholding taxes, leaves of absence and unemployment insurance. All Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.

(e)     Section 4.16(e) of the Seller Disclosure Schedule lists any employment, severance, or termination agreements to which the Seller is party to or otherwise bound, whether written or oral, accruing to the benefit of any stockholder, director, officer, partner, employee, consultant or independent contractor of the Seller.

(f)     The Seller has materially complied with all the provisions of its employee handbook, including but not limited to, those pertaining to accrued and carryover paid time off.

(g)    Section 4.16(g) of the Seller Disclosure Schedule sets forth a list of all individuals previously employed by the Seller who have suffered an “employment loss” as defined by the WARN Act or who have been subject to any loss of employment for purposes of coverage under the WARN Act in the last five years, by name, single or combined site of employment, and the effective date of employment loss for each employee as defined by the WARN Act.

Section 4.17    Environmental Matters. Except as disclosed in Section 4.17 of the Seller Disclosure Schedule:

(a)     To the Knowledge of Seller, the Seller, the Business, the Leased Real Property, and the Purchased Assets are in compliance, in each case in all material respects, with all Environmental, Health and Safety Requirements, there are no contingent, unresolved or ongoing liabilities or obligations with respect to any prior violations of Environmental, Health and Safety Requirements, and there are no facts or circumstances which may give rise to any violation of, or liability under, Environmental, Health and Safety Requirements;

(b)     without limiting the generality of the foregoing, the Seller has obtained and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of the Business, the use and operation of the Purchased Assets, and/or the ownership, occupancy, use and/or operation of the Leased Real Property and all such permits, licenses and other authorizations are in full force and effect; and

(c)     The Seller has not received any written notice or other written communication regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to the Business, the Purchased Assets or the Leased Real Property arising under Environmental, Health and Safety Requirements other than any such matters that have been fully and finally resolved.

Section 4.18    Brokers. Except as set forth on Section 4.18 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Seller.

Section 4.19    Insurance. The Seller is presently covered by insurance in scope and amount customary and reasonable for the Business. Section 4.19 of the Seller Disclosure Schedule sets forth a list of all current policies of insurance covering the Business or the Purchased Assets and the scope and coverage of each such policy. With respect to each such insurance policy currently in effect: (a) the policy is legal, valid, binding on the Seller and, to the Knowledge of the Seller, on the other party thereto, enforceable in accordance with its terms, and in full force and effect, in all material respects; and (b) neither the Seller nor, to the Knowledge of the Seller, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices). There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies, and true and complete copies of such insurance policies have been provided to the Buyer.

Section 4.20   Related Party Business Relationships. Except as set forth on Section 4.20 of the Seller Disclosure Schedule, (a) no present officer, director, or other management of the Seller (i) is, or within the past 12 months has been, party to any agreement, arrangement, contract, commitment or transaction with the Seller or the Purchased Assets or the Publication or involved in any business arrangement or relationship with the Seller, or (i) owns or has any interest in any asset or property, tangible or intangible, that is used in the Business, and (b) the Seller is not, or within the past 12 months has not been, party to any agreement, arrangement, contract, commitment or transaction with any of its Affiliates.

Section 4.21    Accounts Receivable. All accounts receivable of the Business arose in the ordinary course of business consistent with past practice and are subject to no valid setoffs or counterclaims other than as reflected in, and subject to any reserves in, the unaudited combined balance sheet as of the Interim Balance Sheet Date.

Section 4.22    Solvency.

(a)     The Seller is not now insolvent, nor will the Seller be rendered insolvent upon the consummation of the transactions contemplated hereby and by the Ancillary Agreements. As used herein, “insolvent” means that the sum of the liabilities of the Seller exceeds the fair present value of the Seller’s assets.

(b)     Immediately after giving effect to the consummation of the transactions contemplated hereby and by the Ancillary Agreements:

(i)      the present fair value of each of the Seller’s assets will not be less than the amount required to pay its probable liability on its existing debts as they become due in the ordinary course of business;

(ii)     the Seller will not have unreasonably small capital with which to conduct its present or proposed business; and

(iii)    the Seller does not intend to incur, or believe that it will incur, debts that would be beyond its ability to pay as such debts matured.

Section 4.23    Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this Article V is true and correct as of the date hereof (or if made as of a specified date, as of such date).

Section 5.1    Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has the requisite limited liability company power to own, lease and operate their properties and to carry on its business as now being conducted, and are duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which they own or lease property or conduct any business so as to require such qualification, except where the failure to be so qualified would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 5.2    Authority and Enforceability. The Buyer has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.

Section 5.3    Noncontravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer does not and will not (a) conflict with the certificate of formation, operating agreement or other constitutive or governing documents of the Buyer, (b) violate any Law or Order applicable to the Buyer, or (c) result in any breach of, constitute a default under or give to any Person any rights of termination, acceleration, modification or cancellation of, any Contract or Lease to which the Buyer is a party except, in the case of the immediately preceding clauses (b) and (c), where such violation, breach, default, termination, acceleration, modification, or cancellation would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 5.4    Governmental Approvals. No Permit, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 5.5    Litigation. There is no Action pending or, to the Knowledge of the Buyer, threatened against the Buyer in writing that (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on the Buyer or the Buyer’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 5.6    Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

ARTICLE VI

COVENANTS

Section 6.1     Confidentiality. From and after the Closing Date, the Seller covenants that the Seller, its Affiliates, and their respective representatives shall not, except with the prior written consent of the Buyer, directly or indirectly, disclose confidential information or trade secrets relating to the Business, the Purchased Assets or the other parties hereto, unless (a) it is or becomes generally available to the public other than as a result of disclosure by the Seller or any of its Affiliates or representatives, (b) it is generally made available to third parties without limitations on its disclosure, or (c) disclosure is required by applicable Law. In the event the Seller is required by applicable Law to disclose any confidential information or trade secrets regarding the Business or the Purchased Assets, the Seller will, if permitted by applicable Law, notify the Buyer promptly so that the Buyer may seek a protective order or other appropriate remedy or, in the Buyer’s sole discretion, waive compliance with the terms of this Agreement (and if the Buyer seeks such an order, the Seller will not oppose such efforts and the Seller will, at the Buyer’s sole expense, provide such cooperation as the Buyer reasonably requests). In the event that no such protective order or other remedy is obtained, or if the Buyer waives compliance with the terms of this Agreement, and the Seller is nonetheless legally or contractually compelled to make such disclosures, the Seller will (a) furnish only that portion of the confidential information or trade secrets regarding the Business or the Purchased Assets that the Seller is required to furnish, (b) give the Buyer written notice of the disclosures to be made and (c) exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

Section 6.2     Consents and Filings; Public Announcements.

(a)    Within not less than four (4) days of the date of this Agreement, Seller shall file a Current Report on Form 8-K with the SEC regarding the execution of this Agreement and the material terms of such Agreement and filing such Agreement as an exhibit thereto.

(b)    Promptly following the date hereof, the Seller shall have obtained the Stockholder Written Consent. The Stockholder Written Consent shall, by its terms, provide that the Closing shall occur no earlier than the date that is twenty (20) calendar days after the Seller mails the definitive Information Statement to its stockholders.

(c)    As soon as reasonably practicable following the date of this Agreement, the Seller shall file a preliminary Information Statement with the SEC. As soon as reasonably practicable, the Seller shall (i) notify the Buyer of the receipt of any comments from the SEC with respect to the preliminary Information Statement and (ii) provide the Buyer with copies of all written correspondence between the Seller and the SEC with respect to the preliminary Information Statement.

(d)    The Seller shall file a definitive Information Statement with the SEC and mail the definitive Information Statement to its stockholders as soon as practicable following (i) the day that is ten (10) days after the filing of the preliminary Information Statement or (ii) the resolution of any comments from the SEC with respect to the preliminary Information Statement, whichever is later.

(e)     Prior to Closing, the Seller shall obtain audited financial statements of the Business for the period ending March 31, 2019.

(f)     Except as set forth in Section 6.2(a) or Section 6.2(b) above, neither the Buyer nor the Seller shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior written consent of the Buyer (in the case of press releases or public statements to be made by the Seller) or the Seller (in the case of press releases or public statements to be made by the Buyer); provided, however, that the Buyer or the Seller may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market, or applicable securities Laws, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.3     Employees.

(a)    The Buyer will or will cause an Affiliate to offer employment with a similar or comparable level of compensation (consisting of base compensation, commission rate and normal bonus opportunity) as that provided by the Seller on the Closing Date and at the same location as the Business Employee’s location as of the Closing Date (a “Minimum Offer”), commencing as of 12:01 a.m. on the day after the Closing Date, to each applicable Business Employee that is set forth on Section 6.3(a) of the Seller Disclosure Schedule, provided, however, that nothing contained in this Section 6.3 is intended to confer upon any Business Employee any right to continued employment after evaluation by the Buyer of its employment needs after the Closing Date.  Any Business Employee that is on authorized leave of absence, sick leave, short or long term disability leave or military leave as of the Closing Date that is offered employment by the Buyer upon such employee’s ability to return to active employment status shall be considered a Business Employee (and a Transferred Employee if such offer of employment is accepted) for purposes of determining such employee’s benefits, including, but not limited to, credits for service and for vacation hours.  The Business Employees who accept such an offer of employment by the Buyer and commence employment with the Buyer or any of its Affiliates are herein referred to as “Transferred Employees.”

(b)    The Buyer will credit each Transferred Employee with the vacation hours accrued and unpaid by such Transferred Employee as set forth on Section 6.3(a) of the Seller Disclosure Schedule. The Seller shall satisfy all obligations related to accrued and unpaid sick hours and personal holiday time for all Business Employees (regardless of whether or not any such Business Employee is a Transferred Employee).

(c)    The Seller will be liable for any claims made or incurred and any benefits accrued by Transferred Employees and their beneficiaries prior to the Closing Date under the Benefit Plans, and thereafter with respect to any claims made or incurred and any benefits accrued by Business Employees who are not Transferred Employees, and the Buyer will in either case have no Liability with respect thereto.

(d)    The Seller shall be responsible for satisfying obligations under COBRA to provide continuation coverage to or with respect to any Business Employee (and eligible dependents) with respect to any “qualifying event” occurring prior to the Closing Date.  The Buyer shall not be responsible for satisfying such COBRA obligations to or with respect to any Business Employees (or their eligible dependents) who do not accept a Minimum Offer.

(e)    The Buyer will not have any Liability or obligation, whether to Business Employees, former employees, their beneficiaries or any other Person, with respect to any Benefit Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by the Seller or its Affiliates, except to the extent such Liabilities are included in the Closing Working Capital and except for vacation hours earned by Transferred Employees through the Closing Date.

(f)     For the avoidance of doubt, the Seller shall remain liable for all withdrawal Liability relating to any obligation (current, past or future, contingent or otherwise, in each case with respect to multiemployer plan participation for periods before Closing) on the part of the Seller or any of its ERISA Affiliates to contribute to any multiemployer plan and shall pay all such Liabilities as they come due. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor its ERISA Affiliates shall be or shall become liable for any such withdrawal Liability, nor shall the Buyer or any ERISA Affiliate incur an obligation to contribute to any multiemployer plan in connection with the transactions contemplated by this Agreement.

(g)    The provisions of this Section 6.3 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.3, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of the Buyer or the Seller, (ii) obligate the Buyer or any of their ERISA Affiliates to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee, (iii) prevent the Buyer or any of their ERISA Affiliates from amending or terminating any Benefit Plan or other arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

Section 6.4     Taxes.

(a)    The Seller shall pay 100% of all federal, state and local sales and use, documentary and real estate and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith, whether imposed by Law on the Seller or the Buyer. The Buyer and the Seller shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer taxes which become payable as a result of the transfer of the Purchased Assets from the Seller to the Buyer pursuant to this Agreement.

(b)    All real property Taxes, personal property Taxes and similar ad valorem obligations levied and assessed with respect to the Purchased Assets for a taxable period prior to the period that includes the Closing Date shall be paid by the Seller. All real property Taxes, personal property Taxes and similar ad valorem obligations levied and assessed with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. If bills for such Taxes have not been issued as of the Closing Date and if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by such party. Notwithstanding the foregoing, to the extent the apportionment of any Taxes is included as part of the purchase price adjustment pursuant to Section 2.6, any amount so included will not be subject to the apportionment described in this Section 6.4(b).

(c)    The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(d)    The Buyer shall prepare and file any applicable Local Tax Returns due after the Closing Date (including any final returns, as appropriate) for (i) taxable periods ending after the Closing Date or which include the Closing Date or (ii) the last taxable period ending prior to the Closing Date if the Tax Return is due after the Closing Date. Such Local Tax Returns will be prepared consistent with prior practice. The Seller will reimburse the Buyer for any Taxes shown due on such returns to the extent that such Taxes are not Assumed Liabilities under Section 2.3 and Section 2.4. Prior to filing any Local Tax Returns in accordance with this Section 6.4(d), the Buyer will provide the Seller with copies of any such returns for their review and comment, which comments shall be incorporated into such Local Tax Returns prior to filing. After the Closing Date, the Buyer shall control on the Seller’s behalf any tax audits with respect to Local Tax Returns filed by the Buyer after the Closing Date, and will cooperate with the applicable Taxing Authority to reach a resolution of any such audit. The Buyer shall (x) keep the Seller informed of the status of any such audit, and (y) will not agree to a settlement or resolution without the Seller’s prior written consent. The Seller shall be responsible for the liability resulting from such audit to the extent that such liability is not an Assumed Liability.

Section 6.5     Access to Books and Records. The Seller and the Buyer shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

Section 6.6     Further Assurances. The Buyer and the Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, the Buyer and the Seller shall each use their respective commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. If requested by the Seller, the Buyer will provide written confirmation to the other parties to any Assigned Contract or Lease of the Buyer’s assumption thereof in the form required by such Assigned Contract or Lease or otherwise reasonably requested by the Seller. If at any time after the Closing: (a) Seller receives any cash in respect of any Purchased Assets, Seller shall remit such cash to the Buyer or its designee promptly following such receipt; and (b) the Buyer receives any cash in respect of any Excluded Asset, the Buyer shall remit such amount to the Seller promptly following such receipt.

Section 6.7    Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)    preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)    pay the debts, Taxes and other obligations of the Business when due;

(c)    continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(d)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)    continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(f)     defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)    perform all of its obligations under all Assigned Contracts;

(h)    maintain the Books and Records in accordance with past practice;

(i)     comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)     not take or permit any action that would cause any of the changes, events or conditions described in Section 4.12 to occur.

Section 6.8     Termination of Real Property Lease. The Seller shall use reasonable and good faith efforts to terminate the lease agreement for the Leased Real Property located in San Francisco, California (the “San Francisco Lease”) prior to Closing. In the event that the San Francisco Lease cannot be terminated prior to Closing, the remaining monthly lease payments shall be paid one-half by the Seller and one-half by the Buyer.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1    Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived in writing by the Buyer in whole or in part to the extent permitted by applicable Law):

(a)    (i) the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.9, 4.15 and 4.18 (collectively, the “Fundamental Representations”) and qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made anew at and as of the Closing (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date); and (ii) the representations and warranties of Seller (other than the Fundamental Representations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made anew at and as of the Closing (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct on and as of such specified date).

(b)    the Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement, the Ancillary Agreements and the obligations to be performed or complied with by Seller on or prior to the Closing Date;

(c)    there shall not have been a Material Adverse Effect since the date hereof;

(d)    the Seller shall have delivered to Buyer a certificate executed by an officer of Seller, dated as of the Closing Date, stating that the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) have been satisfied;

(e)     the Buyer shall have entered into a new lease agreement with the landlord for the Leased Real Property located at 253 W. 28th Street, New York, New York, in form and substance reasonably satisfactory to Buyer;

(f)     all actions required by the Seller under Section 6.2(a)-(d) shall have occurred, and if applicable, have been granted or affirmative approval has been received from the SEC or other such Governmental Entity; and

(g)    the Seller has provided evidence satisfactory to the Buyer with respect to the obligations of the Seller set forth in Section 6.2(e).

Section 7.2     Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

(a)    the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made anew at and as of the Closing, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct on and as of such specified date);

(b)    the Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement, the Ancillary Agreements and the obligations to be performed or complied with by Buyer on or prior to the Closing Date; and

(c)    the Buyer shall have delivered a certificate executed by an officer of Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3     Conditions Precedent to All Parties’ Obligations. The obligations of all parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Buyer or Seller in whole or in part to the extent permitted by applicable Law):

(a)    no Action brought by any Governmental Entity shall be pending before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated by this Agreement and there shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(b)    at least twenty (20) calendar days shall have elapsed from the date the definitive Information Statement was mailed to Seller’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

ARTICLE VIII

INDEMNIFICATION

Section 8.1     Survival. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of 18 months thereafter; provided, that the Fundamental Representations shall survive indefinitely.

Section 8.2    Indemnification by the Seller. Subject to the limitations set forth herein, following the Closing the Seller shall indemnify and defend the Buyer, its Affiliates and its officers, directors, managers, employees, agents and representatives (the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from, any loss, liability, claim, charge, action, suit, proceeding, damage or expense (collectively, “Losses”) incurred by any Buyer Indemnified Party resulting from or arising out of:

(a)     any breach of any representation and warranty of the Seller contained in this Agreement;

(b)     any breach of any covenant or agreement of the Seller contained herein;

(c)     any Excluded Asset or Excluded Liabilities (regardless of whether or not the Seller may have breached any representation and warranty that addressed any matter related to an Excluded Asset or Excluded Liability);

(d)     the operation of the Business prior to the Closing Date (except for the Assumed Liabilities); and

(e)     all items set forth on Section 8.2(e) of the Seller Disclosure Schedule.

Section 8.3     Indemnification by the Buyer. Subject to the limitations set forth herein, following the Closing the Buyer shall indemnify and defend the Seller and its Affiliates and its officers, directors, managers, employees, agents and representatives (the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from, any Loss incurred by any Seller Indemnified Party resulting from or arising out of:

(a)     any breach of any representation and warranty of the Buyer contained in this Agreement;

(b)     any breach of any covenant or agreement of the Buyer contained in this Agreement;

(c)     any Assumed Liability; and

(d)     the operation of the Business after the Closing Date.

Section 8.4     Indemnification Procedures for Third Party Claims.

(a)   In the event that any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder is asserted by a third party (a “Third Party Claim”), the Indemnitee shall promptly, and in any event within 30 days, provide written notice to the Indemnitor of such Third Party Claim (a “Claim Notice”). The Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which the Indemnitee is entitled to indemnification pursuant hereto, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the representation, warranty, covenant or agreement curtained herein to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim and any other documents evidencing such Third Party Claim. The failure to provide such notice, however, shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent that the Indemnitor is prejudiced by such failure.

(b)    The Indemnitor will have 30 days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor has elected to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense (as to which the Indemnitee shall not be entitled to indemnification) and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee. The parties hereto will use commercially reasonable efforts to minimize Losses from Third Party Claims, act in good faith in responding to, defending against, settling or otherwise dealing with such claims, and cooperate in any such defense and give each other reasonable access to and copies of all information, records and documents relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c)    If the Indemnitor does not assume the Third Party Defense within 30 days of receipt of the Claim Notice, the Indemnitee will be entitled to assume the Third Party Defense at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

Section 8.5     Indemnification Procedures for Non-Third Party Claims. The Indemnitee will provide written notice to the Indemnitor promptly, and in any event within 30 days, following its discovery of any matter for which the Indemnitor may be liable hereunder that does not involve a Third Party Claim, which Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which the Indemnitee is entitled to indemnification pursuant hereto, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the representation, warranty, covenant or agreement contained herein to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. If the Indemnitor does not acknowledge in writing its obligation to indemnify the Indemnitee with respect to such Losses within 30 days after its receipt of the Claim Notice, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to it hereunder. The failure to provide such notice, however, shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent that the Indemnitor is prejudiced by such failure. The Indemnitee will reasonably cooperate with and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 8.6     Limitations on Indemnification.

(a)     No party hereto shall be required to indemnify, defend or hold harmless any Person pursuant to Section 8.2(a) or Section 8.3(a) unless a Claim Notice is delivered prior to the expiration of the relevant representation or warranty, as applicable.

(b)     A Buyer Indemnified Party shall not be entitled to indemnification under this Article VIII for breaches of General Representations until the aggregate amount of all indemnification obligations of the Seller under this Article VIII for breaches of General Representations exceeds $25,000 (the “Deductible”), in which event the Buyer Indemnified Parties shall, subject to the other limitations set forth in this Article VIII, be entitled to indemnification for all such Losses in excess of the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to any indemnification obligations for Losses to the extent resulting from fraud.

(c)    Notwithstanding anything to the contrary set forth herein, the aggregate liability of the Seller under this Article VIII for breaches of General Representations shall not exceed an amount equal to the Purchase Price.

(d)   The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any deductible or co-payment, the increase in insurance premiums attributable to such recovery and all reasonable out-of-pocket costs related to such recovery)

Section 8.7     Escrow Release; Right to Offset.

(a)     Any payment to any Buyer Indemnified Party in respect of any claim for indemnification under Section 8.2 shall first be recovered from the Escrow Amount, to the extent any funds remain in the Escrow Account.

(b)     Any payment to any Buyer Indemnified Party in respect of any claim for indemnification under Section 8.2 shall be paid by release of funds to the Buyer Indemnified Party from the Escrow Account by the Escrow Agent within five (5) Business Days after the date of the final determination of the parties or the issuance of a final judicial or administrative decision of any sums due and owing under this Article VIII.

(c)   On the 18 month anniversary of the Closing Date, upon receipt of joint written instructions of the parties, the Escrow Agent shall release all or a portion of the Escrow Amount to or for the account of Seller such that, following such release, the amount of the Escrow Amount remaining in the Escrow Account, if any, equals the amount of claims for indemnification by a Buyer Indemnified Party under this Article VIII prior to the 18 month anniversary of the Closing Date but not yet resolved (such unresolved claims, the “Unresolved Indemnification Claims”).

(d)    To the extent applicable, the funds in the Escrow Account retained for the Unresolved Indemnification Claims shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnified Party for any such claims resolved in favor of the Buyer Indemnified Party) upon their resolution in accordance with this Article VIII and the terms of the Escrow Agreement.

(e)    Upon the final determination of any amounts to be paid from the Escrow Account pursuant to this Section 8.7, the Buyer and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the funds in the Escrow Account in accordance with this Section 8.7 and the Escrow Agreement.

(f)    In addition, Buyer may, at Buyer’s sole election, offset any amounts to which Buyer is entitled pursuant to this Article VIII against amounts owed by Buyer pursuant to the Buyer Secured Note.

Section 8.8     Mitigation. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

Section 8.9     Treatment of Indemnity Benefits. All payments made by the Seller or the Buyer pursuant to obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes.

ARTICLE IX

TERMINATION

Section 9.1     Termination. This Agreement may be terminated at any time prior to the Closing only:

(a)    by mutual written consent of the Seller and the Buyer;

(b)    by the Buyer, by providing written notice to Seller, upon the occurrence of a Material Adverse Effect;

(c)    by the Buyer, on or after the date that is one hundred eighty (180) days following the date hereof (“Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided, however, that the Buyer is not in breach of any of its obligations hereunder that has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(d)    by the Seller or the Buyer if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction, or any other Law is in effect, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e)    by the Buyer, if the Seller has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Sections 7.1 or 7.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Sellers of notice of such breach from Buyers;

(f)     by the Seller, if Buyers shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyers shall have become untrue, in either case such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Buyer of notice of such breach from the Seller; or

(g)    by the Seller, if (i) (A) all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived in writing (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing would have been consummated at the time a notice of termination of this Agreement pursuant to this Section 9.1(g) is delivered) and (B) the Buyer fails to consummate the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 3.1 and the Seller was ready, willing and able to consummate the Closing.

Section 9.2     Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.1, this Section 9.2 and ARTICLE X, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or any fraudulent action or inaction.

ARTICLE X

MISCELLANEOUS

Section 10.1        Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or e-mail of a PDF document, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)          If to the Buyer, to:

Salon.com, LLC
207 Del Parque, 9th Floor
San Juan, PR 00912
Attention: Drew Schoentrup
Email: drew@proper.io

(with a copy to, which shall not constitute notice)

Sheppard, Mullin, Richter & Hampton LLP
2200 Ross Avenue, Suite 2400
Dallas, TX 75201
Attention: Gemma Descoteaux
gdescoteaux@sheppardmullin.com

(b)         If to the Seller, prior to Closing, to:

Salon Media Group, Inc.
870 Market St, Suite 528
San Francisco, CA 94102
Attention: Jordan Hoffner
Email: jordan.hoffner@salon.com

If to the Seller, after Closing, to:

Salon Media Group, Inc.

c/o Postal Emporium box 277

1000 Bourbon Street

New Orleans, LA 70117

Attention: Dick MacWilliams

Email: rmacwillinams@vistacap.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.2        Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3         Expenses.

10.3.1     Except as otherwise set forth in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

10.3.2     Notwithstanding the foregoing, in the event the transactions contemplated by this Agreement are not consummated by March 31, 2019, effective thereafter, Seller shall pay to Buyer the following amounts, each of which will be due and payable 10 days following the end of the applicable month:

(a)         for the month of March 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $5,000 plus costs per the Technology Support Agreement;

(b)         for the month of April 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement;

(c)        for the month of May 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement and (iii) an amount equal to 10% APR applied to the Deposit; and

(d)        for the month of June 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement and (iii) an amount equal to 10% APR applied to the Deposit.

Section 10.4       Successors and Assigns. This Agreement may not be assigned by the Seller without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Seller; provided, however, that (a) Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement upon notice to the Seller, and (b) the Seller may, without the prior written consent of the Buyer, assign all or any portion of its right(s) to receive payments under this Agreement upon notice to the Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and permitted assigns. Any purported assignment in violation of this Section 10.4 shall be void ab initio and of no force or effect.

Section 10.5        Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.6       Consent to Jurisdiction and Service of Process. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, WITH SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.7        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.8        No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

Section 10.9      Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for any confidentiality agreement entered into between the parties hereto, or their respective designees, which shall continue in full force and effect in accordance with its terms.

Section 10.10      Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom; and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

Section 10.12     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof, and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy available at Law or in equity.

Section 10.13      Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement.

[Signature pages follow]

Execution Copy

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed and delivered as of the date first set forth above.

SELLER: Salon Media Group, Inc. By: /s/ Jordan Hoffner Name: Jordan Hoffner Title: CEO

BUYER: Salon.com, LLC By: /s/ Chris Richmond
Name: Chris Richmond Title: Managing Member

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “First Amendment”), is dated as of April 15, 2019 (the “Effective Date”), by and between Salon Media Group, Inc., a Delaware corporation (the “Seller”), and Salon.com, LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Seller are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller and the Buyer entered into that certain Asset Purchase Agreement dated as of March 6, 2019 (the “Purchase Agreement”) relating to the sale and purchase of the Purchased Assets; and

WHEREAS, the Parties now wish to amend certain terms of the Purchase Agreement, as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.      DEFINITIONS

1.1     Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

2.      AMENDMENTS

2.1	Section 10.9 of the Purchase Agreement shall be deleted in its entirety and replaced with the following provision:

“Except for the Term Sheet, this Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for any confidentiality agreement entered into between the parties hereto, or their respective designees, which shall continue in full force and effect in accordance with its terms.”

2.2	Section 10.3.2 of the Purchase Agreement shall be deleted in its entirety and replaced with the following provision:

“10.3.2 Notwithstanding the foregoing, in the event the transactions contemplated by this Agreement are not consummated by March 31, 2019, effective thereafter, Seller shall pay to Buyer the following amounts, each of which will be due and payable 10 days following the end of the applicable month:

(a)     for the month of March 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $5,000 plus costs per the Technology Support Agreement;

(b)     for the month of April 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement; and

(c)     for the month of May 2019 and for each month thereafter: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement and (iii) an amount equal to 10% APR applied to the Deposit.”

3.      ENTIRE UNDERSTANDING

3.1	In the event of any inconsistency between the terms of the Purchase Agreement and the terms of this First Amendment, the terms of this First Amendment shall prevail.

3.2	Except as specifically stated in this First Amendment, the Purchase Agreement is in all other aspects ratified, confirmed and continues in full force and effect.

3.3	This First Amendment shall be construed in all respects in accordance with the Purchase Agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

Execution Copy

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed and delivered as of the date first set forth above.

SELLER: Salon Media Group, Inc. By: /s/ Jordan Hoffner Name: Jordan Hoffner Title: CEO
BUYER: Salon.com, LLC By: /s/ Chris Richmond Name: Chris Richmond Title: Managing Member

SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “Second Amendment”), is dated as of June 30, 2019 (the “Effective Date”), by and between Salon Media Group, Inc., a Delaware corporation (the “Seller”), and Salon.com, LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Seller are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller and the Buyer entered into that certain Asset Purchase Agreement dated as of March 6, 2019, as amended by that certain First Amendment to the Asset Purchase Agreement, dated as of April 15, 2019 (the “Purchase Agreement”), relating to the sale and purchase of the Purchased Assets; and

WHEREAS, the Parties now wish to further amend certain terms of the Purchase Agreement, as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.      DEFINITIONS

1.2     Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

2.      AMENDMENTS

2.1	Section 2.5(b)(ii) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(ii)     the Buyer shall deposit with the Escrow Agent an amount by wire transfer of immediately available funds equal to the Escrow Amount, such deposit to constitute an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement. The Escrow Amount (plus any interest, dividends and income earned on such Escrow Amount in accordance with the terms of the Escrow Agreement, at any time of determination, the “Escrow Account”) shall be available to provide for payment to the Buyer as a result of an adjustment to the Purchase Price under Section 2.6(d). The parties shall instruct the Escrow Agent to release the Escrow Account in accordance with Section 2.6(d) and the Escrow Agreement. The fees and expenses of the Escrow Agent shall be borne one-half by the Seller and one-half by the Buyer; and”

2.2	Section 2.6(d) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(d)     Within three Business Days after Closing Working Capital has been finally determined pursuant to this Section 2.6:

“(i)     if the Closing Working Capital is less than the Target Working Capital, then Seller and the Buyer shall jointly instruct the Escrow Agent to release to the Buyer from the Escrow Account, as an adjustment to the Purchase Price, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the difference between the Target Working Capital and Closing Working Capital, and the Buyer and the Seller shall jointly instruct the Escrow Agent to release any and all remaining amounts in the Escrow Account to the Seller in accordance with this Section 2.6(d)(i) and the Escrow Agreement; provided that if the amount equal to the difference between the Target Working Capital and Closing Working Capital is greater than the Escrow Amount, Seller shall pay to the Buyer, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the amount that is greater than the Escrow Amount; and

“(ii)     if the Closing Working Capital exceeds the Target Working Capital, the Buyer shall pay to the Seller, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the difference between the Target Working Capital and the Closing Working Capital, and the Buyer and the Seller shall jointly instruct the Escrow Agent to release any and all amounts in the Escrow Account to the Seller in accordance with this Section 2.6(d)(ii) and the Escrow Agreement.”

2.3	Section 8.7 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“Section 8.7     Right to Offset. Buyer may, at Buyer’s sole election, offset any amounts to which Buyer is entitled pursuant to this Article VIII against amounts owed by Buyer pursuant to the Buyer Secured Note.”

3.      ENTIRE UNDERSTANDING

3.1	In the event of any inconsistency between the terms of the Purchase Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall prevail.

3.2	Except as specifically stated in this Second Amendment, the Purchase Agreement is in all other aspects ratified, confirmed and continues in full force and effect.

3.3	This Second Amendment shall be construed in all respects in accordance with the Purchase Agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

Execution Copy

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed and delivered as of the date first set forth above.

SELLER: Salon Media Group, Inc. By: /s/ Richard MacWilliams Name: Richard MacWilliams Title: Acting Chief Executive Officer
BUYER: Salon.com, LLC By: /s/ Chris Redmond Name: Chris Richmond Title: Managing Member

Annex B---Audited Financial Statement of Salon Media Group, Inc.

Report Of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Salon Media Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Salon Media Group, Inc. (“the Company”) as of March 31, 2019 and 2018, and the related statements of operations, stockholders’ deficit and cash flows, for each of the years ended March 31, 2019 and 2018, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the year March 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPA’s, PLLC

We have served as the Company’s auditor since 2019.

Houston, Texas

July 10, 2019

SALON MEDIA GROUP, INC. BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,
	2019	2018
ASSETS
Current assets:
Cash	$269	$67
Prepaid expenses and other current assets	52	50
Current assets held for sale (Note 4)	439	433
Total current assets	760	550

Non-current assets held for sale (Note 4)	210	397
Total assets	$970	$947

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short-term borrowings and accrued interest	$1,512	$1,439
Convertible promissory notes, net	700	200
Convertible promissory note – related party, net	711	535
Accrued liabilities	904	752
Current liabilities held for sale (Note 4)	1,431	1,287
Total current liabilities	5,258	4,213

Non-current assets held for sale (Note 4)	-	-
Total liabilities	5,258	4,213

Commitments and contingencies (Note 13)

Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,648,830 and outstanding in 2019 and 2018 (liquidation value of $4,089 in 2019)	2	2
Common stock, $0.001 par value, 900,000,000 shares authorized in 2019 and 2018, 151,056,477 shares issued and outstanding in 2019 and 2018	151	151
Additional paid-in capital	136,312	134,667
Accumulated deficit	(140,753)	(138,086)
Total stockholders’ deficit	(4,288)	(3,266)
Total liabilities and stockholders' deficit	$970	$947

See accompanying notes to financial statements.

SALON MEDIA GROUP, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended March 31,
	2019	2018

Revenues	$-	$-

Operating expenses:
General and administrative	2,596	2,292
Total general and administrative	2,596	2,292

Loss from operations	(2,596)	(2,292)
Change in fair value of share-based liability	-	(79)
Interest expense	(172)	(80)
Warrant discount	(66)	-
Non-cash interest expense – beneficial conversion feature	-	(275)
Net loss from continuing operations	$(2,834)	$(2,726)
Income (Loss) from discontinued operations (Note 4)	167	(379)
Net loss	$(2,667)	$(3,105)

Basic and diluted net loss per share from continuing operations	$(0.02)	$(0.02)

Basic and diluted net loss per share from discontinued operations	$(0.00)	$(0.00)

Weighted average shares used in computing basic and diluted net loss per share from continuing operations	151,056	150,619

Weighted average shares used in computing basic and diluted net loss per share from discontinued operations	151,056	150,619

See accompanying notes to financial statements.

 SALON MEDIA GROUP, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except preferred and common stock shares)

	Preferred		Common		Additional		Total
	Stock		Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Deficit
Balance, March 31, 2017	-	-	150,000,000	150	$125,053	(134,981)	(9,778)

Shares converted from convertible notes	1,648,830	2	-	-	7,135	-	7,137
Shares from options exercised	-	-	1,056,477	1	11	-	12
Stock-based compensation	-	-	-	-	1,183	-	1,183
Debt discount from convertible notes	-	-	-	-	275	-	275
Reclassification of options to liabilities	-	-	-	-	1,010	-	1,010
Net loss	-	-	-	-	-	(3,105)	(3,105)

Balance, March 31, 2018	1,648,830	2	151,056,477	151	134,667	(138,086)	(3,266)

Stock-based compensation	-	-	-	-	1,526	-	1,526
Issuance of warrants in connection with convertible notes	-	-	-	-	119	-	119
Net loss	-	-	-	-	-	(2,667)	(2,667)

Balance, March 31, 2019	1,648,830	$2	151,056,477	$151	$136,312	$(140,753)	$(4,288)

See accompanying notes to financial statements.

SALON MEDIA GROUP, INC.
STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss from continuing operations	$(2,834)	$(2,726)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,526	1,183
Mark to market adjustment of options liability	-	79
Amortization of debt discount	66	-
Non-cash interest expense – beneficial conversion feature	-	275
Changes in assets and liabilities:
Prepaid expenses and other current assets	(2)	109
Other assets	-	-
Accrued liabilities	229	810
Deferred rent	-	(58)
Net cash (used in) operating activities – continuing operations	(1,015)	(328)
Net cash provided by (used in) operating activities – discontinued operations	492	(621)
Net cash (used in) operating activities	(523)	(949)

Cash flows from investing activities:
Purchase of equipment and capitalized website development costs	-	-
Net cash (used in) investing activities – continuing operations	-	-
Net cash (used in) investing activities – discontinued operations	-	(150)
Net cash (used in) investing activities	-	(150)

Cash flows from financing activities:
Proceeds from convertible promissory notes	500	200
Proceeds from convertible promissory notes – related party	225	812
Repayments of convertible promissory notes - related party	-	(40)
Proceeds from issuance of common stock	-	11
Net cash provided by financing activities	725	983

Net increase (decrease) in cash	202	(116)
Cash, beginning of year	67	183
Cash, end of year	$269	$67

Amount paid for interest	$-	$-
Amount paid for income taxes	$-	$-

Supplemental schedule of non-cash financing activities:
Issuance of warrants in connection with convertible notes	$119	$-
Conversion of accrued interest to convertible notes	$4	$-
Reclassification of options back to stockholders’ equity	$-	$1,010
Reclassification of mezzanine equity to stockholders’ equity	$-	$6,862
Conversion of convertible promissory note to common stock	$-	$275
Beneficial conversion feature	$-	$275
Accounts payable paid directly by related-party through issuance of promissory note	$-	$38

See accompanying notes to financial statements.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Note 1.     The Company

Salon Media Group, Inc. (“Salon”, “the Company” or “We”) is an Internet media company that produces a content Website with various subject-specific sections. Salon was originally incorporated in July 1995 in the State of California and reincorporated in Delaware in June 1999. Salon operates in one business segment.

Note 2.     Summary of Significant Accounting Policies

Basis of presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States.

Going Concern

These financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business.  Salon has incurred losses and negative cash flows from operations since inception and has an accumulated deficit as of March 31, 2019 of $140,753. In addition, Salon expects to incur a net loss from operations for its year ending March 31, 2020.  During the last two years, Salon has relied on cash from related-party advances and rounds of financing to meet its cash requirements. Based on current cash projections, which contemplate a smaller operating loss, Salon estimates it will require between $1.5 and $2.0 million in additional funding to meet operating needs.  Operating costs in fiscal year 2019 decreased 24% compared to fiscal year 2018, respectively. Subsequent to the end of fiscal year 2018, we took steps to reduce our operating expenses by reducing headcount and not rehiring positions in which we had attrition, and ending certain non-core contracts.  However, if planned revenues are less than expected, then we will not meet our operating targets and our projected cash shortfall may be higher. Salon is in discussions with potential investors, including related parties, to obtain additional funding. In addition, in March 2019, the Company entered into an asset purchase agreement with Salon.com, LLC pursuant to which it agreed to sell substantially all of its assets for an aggregate purchase price of $5 million. Following consummation of this agreement, it is intended that the Company will cease to be an operating company. As the Company will cease to have any revenue generating activities at that time, it is unlikely that the Company will raise additional funds on commercially reasonable terms, if at all.  Further, there is no guarantee that the proceeds from the asset sale will be sufficient to satisfy all of the Company’s creditors. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue when we transfer control of promised goods or services to our customer in an amount that reflects the consideration we expect to be entitled to in exchange for those good or services.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Our contracts with customers may include multiple performance obligations. For such arrangements, we allocate the transaction price to each performance obligation based on the estimated standalone selling price of the promised good or service.

Segment and enterprise-wide reporting

Salon discloses segment enterprise-wide information in accordance with ASC 280, “Segment Reporting.” Based upon definitions contained within ASC 280, management has determined that Salon operates in one segment. In addition, substantially all revenues are in the United States, and all of the long-lived assets are located within the United States.

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit with banks and have original maturities of three months or less.

Accounts receivable, net

Accounts receivable are stated net of doubtful accounts. Salon estimates the collections of the accounts receivable balance and maintains allowances for estimated losses. Salon analyzes accounts receivable, historical bad debts, receivable aging, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. The Company’s allowance for doubtful accounts at March 31, 2019 and 2018 was $15, respectively. We believe that our allowance for doubtful accounts is sufficient to cover uncollectible receivables as of March 31, 2019 and 2018.

Property and equipment, net

Property and equipment are recorded at cost. Maintenance, repairs and minor renewals are expensed as incurred. Depreciation is provided on a straight-line basis over the useful lives of the asset, principally three years for computer hardware and software, and five years for furniture and office equipment. Amortization of leasehold improvements is provided on a straight-line basis over the useful life of the asset or the term of the lease, whichever is shorter. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation and amortization are relieved from the accounts and the net gain or loss is included in the determination of income or loss.

Software and website development costs

The Company accounts for website development costs in accordance with “ASC” 350-50 “Website Development Costs”. Accordingly, all costs incurred in the planning stage are expensed as incurred, costs incurred in the website application and infrastructure development stage that meet specific criteria are capitalized and costs incurred in the day-to-day operation of the website are expensed as incurred. Information technology support expenses to develop new product offerings for internal use are capitalized as software and website development costs and are amortized over the expected useful life, beginning in the period the redesigned Website was launched.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Comprehensive loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from non-owner sources. There were no differences between the net loss for the years ended March 31, 2019 and 2018 and comprehensive loss for those periods.

Stock-based compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period. Salon uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards. Salon recognizes compensation cost related to options granted on a straight-line basis over the applicable vesting period.

Common Stock Purchase Warrants

            The Company accounts for common stock purchase warrants in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities (“ASC 185”).  As is consistent with its handling of stock compensation and embedded derivative instruments, the Company’s cost for stock warrants is estimated as the grant date based on each warrant’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model value method for valuing the impact of the expense associated with these warrants.

Net loss per share attributable to common shareholders

Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common and common stock equivalents outstanding during the year, as follows:

	Years Ended March 31,
	2019	2018
Numerator:
Net loss from continuing operations	$(2,834)	$(2,726)
Net income (loss) from discontinued operations	$167	$(379)

Denominator:
Weighted average shares used in computing basic and diluted net loss per share	151,056,000	150,619,000

Basic and diluted net loss per share from continuing operations	$(0.02)	$(0.02)

Basic and diluted net loss per share from discontinued operations	$(0.00)	$(0.00)

Antidilutive securities including options, convertible debts and preferred stock not included in net loss per share calculation	280,812,000	271,858,000

Financial instruments

The carrying amounts of Salon’s financial instruments, including cash, accounts receivable, and accounts payable and accrued liabilities, approximate fair value because of their short maturities.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, the standard expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs is expanded. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels and which is determined by the lowest level input that is significant to the fair value measurement in its entirety.

These levels are:

Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

The following table represents the Company’s financial instruments that are measured at fair value on a recurring basis as of March 31, 2018 and 2017 for each fair value hierarchy level:

March 31, 2019	Share Based Liability	Total
Level 1	$-	$-
Level 2	$-	$-
Level 3	$-	$-

March 31, 2018	Share Based Liability	Total
Level 1	$-	$-
Level 2	$-	$-
Level 3	$-	$-

In management’s opinion, the fair value of stock-based compensation is approximate to the trading price of the Company’s stock.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments. As of March 31, 2019 and 2018, the balances reported for cash, accounts receivable, prepaid expenses, accounts payable, and accrued liabilities, approximate the fair value because of their short maturities.

Income taxes

Salon recognizes deferred taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Concentrations of credit risk

Financial instruments that potentially subject Salon to concentrations of credit risk consist primarily of trade accounts receivable. Salon performs ongoing credit evaluations of its customers, but does not require collateral. Salon provides an allowance for credit losses that it periodically adjusts to reflect management’s expectations of future losses. Two customers accounted for approximately 72%, and 14% of accounts receivable as of March 31, 2019. Three customers accounted for approximately 16%, 12% and 10% of accounts receivable as of March 31, 2018. Two customers accounted for approximately 19% and 13% of revenues for the fiscal year ended March 31, 2019. One customer accounted for approximately 41% of revenues for the fiscal year ended March 31, 2018.

Accounting Standards Not Yet Adopted

In June 2018, the FASB issued Accounting Standard Update No. 2018-07, Compensation—Stock Compensation (“ASU 2018-07”), to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments for employees, with certain exceptions. Under the new guidance, the cost for nonemployee awards may be lower and less volatile than under current GAAP because the measurement generally will occur earlier and will be fixed at the grant date. This update is effective for the fiscal year ended March 31, 2020.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued a two-part Accounting Standards Update (“ASU”) 2017-11, “Earnings Per Share (Topic 260).” Part I addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Part II does not require any transition guidance because those amendments do not have an accounting effect. ASU 2017-11 is effective for public entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. We do not expect the adoption of this accounting standard to have a material impact on our financial position, results of operations, cash flows, or presentation thereof.

In June 2016, the FASB issued Accounting Standard Update No. 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”), which requires companies to consider historical experiences, current market conditions and reasonable and supportable forecasts in the measurement of expected credit losses. This update is effective for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, although early adoption is permitted. We are currently evaluating the impact it will have on our financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). The main objective of this update is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

This ASU is effective for the Company on April 1, 2019. We expect to adopt the new standard on its effective date. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. We expect to adopt the new standard on April 1, 2019 and use the effective date as our date of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before April 1, 2019.

The new standard provides a number of optional practical expedients in transition. We expect to elect the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs. We do not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to us.

While we continue to assess all of the effects of adoption, we currently believe the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on our balance sheet for our real estate operating leases and (2) providing significant new disclosures for our leasing activities. While we continue to assess our contracts, we do not expect a significant change in our leasing activities between now and adoption. The new standard also provides practical expedients for an entity’s ongoing accounting. We currently expect to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, we will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. We also currently expect to elect the practical expedient to not separate lease and non-lease components for all of our leases.

Accounting Standards Adopted

In May 2014, the Financial Accounting Standards Board (FASB) issued Topic 606, which supersedes the revenue recognition requirements in Topic 605. We adopted Topic 606 as of April 1, 2018 using the modified retrospective method applied to those contracts which were not completed as of April 1, 2018. The cumulative impact of adopting Topic 606 was immaterial and no adjustments to the opening balance of retained earnings were recorded. There was no impact to revenues for the year ended March 31, 2019 as a result of applying Topic 606.

Reclassifications

Certain reclassifications, not affecting previously reported net loss, have been made to the previously issued financial statements to conform to the current period presentation.

Note 3. Revenue

Adoption of ASC Topic 606, “Revenue from Contracts with Customers”

On April 1, 2018, we adopted Topic 606, Revenue from Contracts with Customers, using the modified retrospective method applied to those contracts that were not completed as of April 1, 2018. Results for reporting periods beginning after April 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

The cumulative impact of adopting Topic 606 was immaterial and no adjustments to the opening balance of retained earnings were recorded. There was no impact to revenue for the year ended March 31, 2019 as a result of applying Topic 606.

Disaggregation of Revenue

Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those good or services.

The following table presents our revenues disaggregated by revenue source (in thousands):

	Year Ended March 31,
	2019		2018
	Amount	%	Amount	%
Advertising	$2,524	84%	$3,595	79%
Subscription Program	29	<1%	4	<1%
Referral and Other	447	15%	938	20%
Total	$3,000	100%	$4,537	100%

Advertising

Advertising revenue is generated from advertisements displayed on our website and mobile applications. Articles, videos and other forms of content generate advertising revenue from a diverse mix of advertising methods including display advertisements, where revenue is dependent upon the number of advertising impressions delivered; native advertisements, which are advertisements created to match the form and function of the platform on which they appear; or sponsored content. Revenue is recognized on a cost-per-impression basis, which means a customer pays us based on the number of times their ads are displayed on Salon Media Groups properties.

We enter into revenue-sharing arrangements with our partners, such as those relating to our advertiser network, we report revenue on a gross or net basis depending on whether we are considered the principal in the transaction. In addition, we consider which party controls the service, including which party is primarily responsible for fulfilling the promise to provide the service. We also consider which party has the latitude to establish the sales prices to advertisers. In certain cases, the Company is considered the agent, and the Company records revenue equal to the net amount retained when the fee is earned. In these cases, costs incurred with third-party suppliers are excluded from the Company’s revenue.

Subscription Program

Subscription revenue is generated by users who pay for ad-free content.  We offer a monthly or yearly subscription plan in exchange for an ad-free experience. The subscription service is available for users who read Salon on a web browser, and for users using a Salon app for the phone.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Referral and Other Fees

Referral income is generated when a user clicks on an ad that sends a Salon user to a participating third-party website. We contract with third party content discovery companies who pay us a pre-determined CPM for traffic that clicks through into their network of websites.

Deferred Revenue

Deferred revenue consists of amounts received from or invoiced to customers in advance of our performance obligations being satisfied, including amounts which are refundable.

Our payment terms vary by the type and location of our customer and the products or services offered. The term between invoicing and when payment is due is not significant. For certain products or services and customer types, we require payment before the products or services are delivered to the customer.

Practical Expedients and Exemptions

We generally expense sales commissions, when incurred because the amortization period would have been one year or less. These costs are recorded within sales and marketing on our statements of operation. We do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

Note 4. Discontinued Operations

On March 6, 2019, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Salon.com, LLC (“Buyer”) under which it agreed to sell substantially all of its assets (the "Asset Sale"), including all pertinent intellectual property rights comprising the Company’s business of owning, operating and publishing the website known as Salon.com, (the “Business”), but excluding its cash, cash equivalents and marketable securities and certain contracts and right related to those contracts and tax refunds and insurance policies and rights related to excluded assets, to the Buyer for an aggregate Purchase Price of $5 million payable plus the amount of the Earn-Out Payment (as described below) and the assumption of certain assumed liabilities, all pursuant to the terms of the Asset Purchase Agreement.  The purchase price is payable in cash as follows:  (i) $550 in payable in cash at closing; (ii)  $100 shall be deposited with the Escrow Agent, which amount shall be released to us in accordance with the terms of the Asset Purchase Agreement; (iii) $500 of which was previously paid to the Company as a deposit concurrent with execution of the term sheet for the Asset Purchase Agreement (the "Deposit") and (iv) $3,850 via issuance of a 10% secured promissory note, which note shall be paid in 2 equal installments on the 12 month and 24 month anniversary of the closing date.  This note shall be secured by all of the assets being sold to Buyer under the Asset Purchase Agreement.   As a result of the Company entering into the Asset Purchase Agreement, the Company’s operations have been characterized as discontinued operations in its financial statements pursuant to Regulation

The following table summarizes the results of discontinued operations:

	Years Ended March 31,
	2019	2018
Revenues	$3,000	$4,537

Expenses:
Production and content	2,426	3,748
Sales and marketing	46	489
Technology	486	763
Total expenses	2,958	5,000

Income (Loss) from discontinued operations	42	(463)
Gain on settlement of accounts payable	125	84
Net Income (Loss) from discontinued operations	$167	$(379)

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

The following table summarizes the assets and liabilities of discontinued operations:

	March 31,
	2019	2018
ASSETS
Current Assets
Accounts receivable, net	$439	$433
Total current assets held for sale	439	433

Non-current Assets
Property, software development and equipment, net	210	359
Other assets, principally intangibles	-	38
Total non-current assets held for sale	210	397
Total Assets Held for Sale	$649	$830

LIABILITES
Current Liabilities
Accounts payable	$1,344	$1,198
Accrued liabilities	87	89
Total current liabilities held for sale	1,431	1,287

Non-current Liabilities
Other liabilities	-	-
Total non-current assets held for sale	-	-
Total Liabilities Held for Sale	$1,431	$1,287

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Note 5. Property, Software Development and Equipment, included in Assets Held for Sale

	March 31,
	2019	2018
Property, software development and equipment, net
Computer hardware and software	$151	$170
Software and website development	413	649
Furniture and office equipment	19	21
	583	840
Less accumulated depreciation	(373)	(481)
	$210	$359

Qualifying website development costs incurred during the application development stage, which consist primarily of outside services and design of our Website, are capitalized and included in property, software development and equipment, net in the balance sheets. Website development costs of $0 and $150 were capitalized and the related amortization expense of $138 and $69 was reported during the fiscal years ended March 31, 2019 and 2018, respectively.

Depreciation and amortization expense for the fiscal years ended March 31, 2019 and 2018 was $149 and $91, respectively.

Note 6. Borrowing Agreements

Short-term borrowings

In May 2007, Salon entered into a borrowing agreement with Deutsche Bank Securities, Inc. that allows Salon to borrow up to $1,000, plus accrued interest, at a rate of prime less 0.25%. In September 2016, this credit agreement was transferred to Raymond James and Associates, Inc. (“Raymond James”) after Deutsche Bank Securities Inc. sold its accounts. The agreement is guaranteed in its entirety by Salon’s former Chairman, John Warnock. The line of credit of $1,000 has been fully drawn as of March 31, 2019 and 2018. Salon and its former Chairman have agreed to lift previously agreed restrictions on the timing of borrowing to permit borrowing to continue under the agreement with the guarantee of the former Chairman. Raymond James may demand repayment of amounts borrowed at any time. Additionally, Mr. Warnock may also choose to terminate his guarantee, which would trigger a demand for repayment. As of March 31, 2019 and 2018, accrued interest on bank debt totaled $512 and $439, respectively. During the fiscal years ended March 31, 2019 and 2018, the weighted average interest rate on the Company’s short-term borrowings remained constant at approximately 3.6% and 3.5%, respectively.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Convertible promissory notes

Interest bearing convertible promissory notes

During the fiscal year ended March 31, 2019, the Company received $110 from related parties in the form of Bridge Notes as part of the Securities Purchase Agreement. The notes have a one-year maturity and bear a 10% interest rate.  The notes will convert at a discount into shares of Common Stock upon a qualified financing by the Company of at least $1 million. In the event of no conversion, the notes are payable in cash or convert into a number of shares of Common Stock of the Company, rounded down to the nearest whole share based on the Company’s as diluted price per share on the maturity date. The conversion price will equal to 70% of the price per share paid in the qualified financing if such financing occurs within four months from the date of the Securities Purchase Agreement, or 70% less 2% per each month after the fourth month anniversary; provided however that the conversion price will never be less than the greater of (A) sixty percent (60%) of the purchase price paid in the qualified financing and (B) the price per share paid by investors in the most recently consummated offering of the Company’s Common Stock, or $0.0124 per share, the conversion price in the Series A Mandatorily Convertible Preferred Private Placement, if the financing occurs more than four months after the date of the Securities Purchase Agreement.

Interest bearing senior secured notes

During the fiscal year ended March 31, 2019 the Company received $114.5 in advances from related parties. These advances accrued interest at a rate of 10% per annum and payable within one year from the date of advance. On December 7, 2018, these advances and all accrued interest were exchanged for secured notes in the amount of approximately $118.9. These notes bear a 10% interest rate and are payable on June 30, 2019. In addition, on December 7, 2018, the Company issued warrants to the secured note holders to purchase 11,312,600 shares of our common stock at an exercise price of $0.01 per share. The warrants expire five years from the issuance date and can be exercised with cash or cancellation of the secured notes referenced above.

During the fiscal year ended March 31, 2019, the Company received $500 from PubLife, LLC upon execution of a term sheet for the sale of the Salon.com business, which is the basis for the Asset Purchase Agreement discussed below. Upon closing of the Asset Purchase Agreement, this $500 is to be credited against the purchase price. If the Company fails to close the Asset Purchase Agreement or breaches the term sheet with PubLife related to the Asset Purchase Agreement, this $500 will convert into a 10% secured promissory note payable within 90-days of issuance, secured by all of the Company’s assets and senior to all indebtedness of the Company.

Note 7. Related Party Transactions

Promissory Notes

Various related parties have provided immediately available funds to serve as a bridge to the Company’s 2018 and 2019 equity capital raises through the issuance and sale of interest bearing convertible promissory notes that are convertible into shares of the Company’s Common Stock in accordance with the terms of these notes and their securities purchase agreements.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

The following is a summary of these related party bridge convertible promissory notes issued during the fiscal year ended March 31, 2019:

Note Date	Related Party Purchasers	Principal Amount	Interest Rate	Maturity Date	Purchase Agreement	Equity Capital Raise
10/26/17	Humilis Holdings Capital Fund LP (1)	$125	$10%	10/26/18	10/26/17	2017
11/30/17	Eu Revocable Trust (2)	$50	10%	11/30/18	11/30/17	2017
11/30/17	Jordan Hoffner (3)	$75	10%	11/30/18	11/30/17	2017
12/12/17	Jordan Hoffner (3)	$38	10%	12/12/18	12/12/17	2017
12/12/17	Jordan Hoffner (3)	$22	10%	12/12/18	12/12/17	2017
01/09/18	Jordan Hoffner (3)	$75	10%	01/09/19	01/09/18	2017
02/26/18	Jordan Hoffner (3)	$100	10%	02/26/19	02/26/18	2018
03/29/18	Jordan Hoffner (3)	$50	10%	03/29/19	03/29/18	2018
04/10/18	Eu Revocable Trust (2)	$50	10%	04/10/19	04/10/18	2019
04/12/18	Humilis Holdings Capital Fund LP (4)	$50	10%	04/12/19	04/12/18	2019
04/07/18	Jordan Hoffner (3)	$10	10%	04/27/19	04/07/18	2019
12/07/18	Humilis Holdings Capital Fund LP (4)	$52	10%	06/30/19	12/07/18	2019
12/07/18	Jordan Hoffner (3)	$67	10%	06/30/19	12/07/18	2019
Total Convertible Related Party Promissory Notes		$764
Less: Debt Discount		$(53)
Total Convertible Related Party Promissory Notes, net of discount		$711

(1)	Trevor Colhoun, Director, is one of the Managing Members of Humilis Holdings Capital Management Company which provides management services to Humilis Holdings Capital Fund LP.

(2)	Elizabeth Hambrecht was the CFO of the Company until September 28, 2018, she is the daughter of William Hambrecht, Director, and she is the trustee of the Trust.

(3)	Jordan Hoffner was the CEO of the Company until May 3, 2019, he is currently a Director.

(4)	Trevor Colhoun, Director, is one of the Managing Members of Humilis Holdings Capital Fund LP

Purchase Agreements

On January 24, 2017, the Company entered into the Purchase Agreement with the Purchasers to issue and sell in the Private Placement up to 2,417,471 shares of the Company’s Series A Preferred Stock, at a purchase price of $1.24 per share. The purchase and sale of the shares of the Series A Preferred Stock were completed in three stages: (1) Initial Closing, (2) Second Closing and (3) Final Closing.

The Initial Closing was completed on January 26, 2017. In the Initial Closing, we sold to the Purchasers an aggregate of 805,824 shares of Series A Preferred Stock for a total purchase price of $1 million. The investors in the Initial Closing included the Company’s former CEO, Jordan Hoffner, and certain of his family members, the Company’s former CFO, Elizabeth Hambrecht, and the Company’s Director, William Hambrecht.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

The Second Closing was completed on March 23, 2017. In the Second Closing, we sold to the Purchasers an aggregate of 173,252 shares of Series A Preferred Stock for a total purchase price of $215. The Second Closing included only investors who had previously indicated interest in participating in the Private Placement. The investors in the Second Closing included Mr. Hoffner, Ryan Nathanson, the Company’s former Chief Operating Officer, and Ms. Jordana Brondo, the Company’s former Chief Revenue Officer.

The Final Closing was completed on July 20, 2017. In the Final Closing, we sold to the Purchasers an aggregate of 221,601 shares of Series A Preferred Stock for a total purchase price of $275. The Final Closing included only investors who had previously indicated interest in participating in the Private Placement. The investors in the Final Closing included Jordan Hoffner, Elizabeth Hambrecht and William Hambrecht.

The following summarizes related party purchasers in the Initial, Second and Final Closings:

Related-party Purchasers	Shares of Series A Preferred Stock	Stage of Closing	Aggregate Purchase Price
Humilis Holdings Capital Fund LP (1)	443,203	Initial	$550
Hambrecht 1980 Revocable Trust (2)	80,582	Initial	$100
Eu Revocable Trust (3)	40,291	Initial	$50
Jordan Hoffner	20,146	Initial	$25
Pershing LLC as Custodian, Jordan Jon Hoffner IRA Rollover (4)	20,146	Initial	$25
Larry Hoffner (5)	20,146	Initial	$25
Pershing LLC as Custodian, Jordan Jon Hoffner IRA Rollover (4)	40,291	Second	$50
Jordana Brondo (6)	32,233	Second	$40
Ryan Nathanson (7)	12,087	Second	$15
Hambrecht 1980 Revocable Trust (2)	120,873	Final	$150
Jordan Jon Hoffner Pershing LLC (4)	80,582	Final	$100
Eu Revocable Trust (3)	20,146	Final	$25
Total	930,726		$1,155

(1)	Trevor Colhoun, Director, is a Managing Member of Humilis Holdings Capital Management Company which provides management services to Humilis Holdings Capital Fund LP.
(2)	William Hambrecht, Director, father of Elizabeth Hambrecht, former CFO; Mr. Hambrecht is the trustee of the Trust.
(3)	Elizabeth Hambrecht, former CFO, is the trustee of the Trust.
(4)	Jordan Hoffner, former CEO, is the Custodian of the account.
(5)	Larry Hoffner is the father of Jordon Hoffner, former CEO.
(6)	Former Chief Revenue Officer.
(7)	Former Chief Operating Officer.

SALON MEDIA GROUP, INC.

NOTES FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Note 8. Accrued Expenses from Continuing Operations

	March 31,
	2019	2018
Accrued Expenses
Salaries and wages payable	113	45
Accrued services	6	220
Other accrued expenses	785	487
	$904	$752

Note 9. 401(k) Savings Plan

Salon’s 401(k) Savings Plan (the “401(k) Plan”) is a defined contribution retirement plan intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of Salon are eligible to participate in the 401(k) Plan pursuant to its terms. Participants may contribute from 1% to 20% of compensation, subject to statutory limitations. Employer matching contributions are discretionary based on a certain percentage of a participant’s contributions as determined by management of Salon. Salon has not made any discretionary matching contributions to the 401(k) Plan through March 31, 2019.

Note 10. Common Stock

On March 31, 2019 and March 31, 2018, 900,000,000 common shares, par value $0.001, were authorized, of which 151,056,477 shares were issued and outstanding.

Note 11. Employee Stock Option Plans

Salon has two stock option plans approved by stockholders: the Salon Media Group, Inc. 2004 Stock Plan (the “2004 Stock Plan”) that was approved by Salon’s stockholders in November 2004 and the Salon Media Group, Inc. 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”) that was approved by Salon’s stockholders in March 2014. The 2004 Stock Plan and the 2014 Stock Incentive Plan, each with an effective term of ten years following its approval by the stockholders of the Company, allow the issuance of incentive and non-statutory options to employees and non-employees of Salon. The 2004 Plan expired in November 2014, after which no further options were permitted to be granted.

Under the 2014 Stock Incentive Plan, the maximum aggregate number of shares which may be issued is 10,000,000 shares, plus an annual increase to be added on the first business day of the Company’s fiscal year beginning in 2015 equal to 1% of the number of shares outstanding as of such date or a lesser number of shares determined by the administrator.

Under the 2014 Stock Incentive Plan, incentive and nonqualified stock options may be granted to officers, employees, directors and consultants of Salon. Options generally vest over periods of four years. Options generally become exercisable as to 25% of the option shares one year from the date of grant and then ratably over the following 36 months (1/48 per month). The exercise price of options is determined by the Board and is equal to the fair market value of the stock on the grant date. Generally, Salon’s options expire, if not exercised, ten years after the date of grant.

SALON MEDIA GROUP, INC.

NOTES FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Salon may grant restricted stock awards to officers that typically vest over an approximate four-year period. Restricted stock awards are considered outstanding at the time of grant, as the stock award holders are entitled to dividends and voting rights.

Salon has also granted options pursuant to Non-Plans. Non-Plans are equity compensation plans not approved by stockholders. On September 6, 2017, we granted to our CEO an option to purchase 31,260,505 shares of Common Stock pursuant to the terms and conditions of the Salon Media Group, Inc. Non Plan Stock Option agreement, with our standard vesting of 25% of the option shares one year from the date of grant and then ratably over the following 36 months (1/48 per month).

On September 6, 2017, we granted to each of the four members of our Board an option to collectively purchase 5,384,615 shares of Common Stock pursuant to the terms and conditions of the Salon Media Group, Inc. Non Plan Stock Option agreement, with vesting of 25% of the option shares one year from their service commencement and then ratably over the following 36 months (1/48 per month).

As of March 31, 2019, Salon has approximately 13,050,000 shares authorized to be issued under the 2014 Stock Incentive Plan of which approximately 10,530,000 shares remain available for future grant.

Stock based compensation expense recognized for the years ended March 31, 2019 and 2018 and 2017 was $1,526 and $1,262, which consisted of stock-based compensation expense related to stock options.

As of March 31, 2019, the aggregate stock compensation remaining to be amortized to expense was $2,888. Salon expects this stock-based compensation balance to be amortized as follows: $1,310 during fiscal year 2020; $1,134 during fiscal year 2021; and $444 during fiscal year 2022. The expected amortization reflects only outstanding stock option awards as of March 31, 2019.

No amounts were recorded relating to excess tax benefits from the exercise of stock-based compensation awards during the year ended March 31, 2019, 2018 and 2017 and as a result there were no differences in net cash used in operating and financing activities.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions and fair value per share:

	Year Ended March 31,
	2019			2018
Risk-free interest rates	1.75	–	2.55%	1.75	–	2.55%
Expected lives (in years)	5.7	–	6.3	5.7	–	6.3
Expected volatility	437	–	453%	437	–	453%
Dividend yield		0.0%			0.0%

We did not grant any options during the fiscal year ended March 31, 2019.

SALON MEDIA GROUP, INC.

NOTES FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Due to insufficient authorized shares of Common Stock as of November 14, 2016, the vested options as of November 14, 2016 a fair value of $818, were reclassified from equity to liabilities and re-measured at fair value and presented under accrued liabilities. The balance of this option liability was $931 as of March 31, 2017, respectively. The Amendment was filed on August 1, 2017, after which the $1,010 option liability was reclassified back to equity during the quarter ended September 30, 2017, upon the resulting increased authorization of shares of Common Stock.

On March 14, 2018, the Board approved a stock option repricing program (the “Reprice”), authorizing Salon’s officers to reprice certain outstanding stock options held by active employees and directors that have option exercise prices above the current fair market value of Salon’s Common Stock. Salon believes the repricing of such stock options will encourage the continued service of valued employees and directors, and motivate such service providers to perform at high levels, both of which are critical to Salon’s continued success. Salon does not expect to incur any additional stock-based compensation charges as a result of this repricing.

The following table summarizes activity under Salon’s plans for the years ended March 31, 2018 and 2019:

	Outstanding Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of March 31, 2017	19,177,000	$0.21	8.2	$223
Granted	44,379,000	$0.06
Exercised	(1,057,000)	$0.01
Expired or forfeited	(4,422,000)	$0.15
Outstanding as of March 31, 2018	58,077,000	$0.06	9.1	$284
Granted	0
Exercised	0
Expired or forfeited	(7,141,000)	$0.14
Outstanding as of March 31, 2019	50,936,000	$0.06	8.1	$0
Exercisable as of March 31, 2019	24,408,000	$0.06	7.9	$0
Vested and expected to vest as of March 31, 2019	70,635,000	$0.06	8.1	$0

SALON MEDIA GROUP, INC.

NOTES FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

The following table summarizes information about stock options outstanding as of March 31, 2019:

			Options Outstanding			Options Exercisable
				Weighted
				Average	Weighted		Weighted
			Number of	Remaining	Average	Number of	Average
Range of			Shares	Contractual	Exercise	Shares	Exercise
Exercise Prices			Outstanding	Life (Years)	Price (1)	Exercisable	Price
$0.05	-	$0.06	50,726,000	8.1	$0.06	24,198,000	$0.06
$0.11	-	$0.16	190,000	0.5	$0.12	190,000	$0.12
$0.24	-	$0.24	20,000	5.6	$0.24	20,000	$0.24
			50,936,000	8.1	$0.06	24,408,000	$0.06

(1)

On March 14, 2018, the Board approved a stock option Reprice, authorizing Salon’s officers to reprice 57,835,494 options using a new exercise price of $0.06. The stock option originally had a range of exercise prices from $0.08 to $0.24. We valued this reprice by comparing the original exercise price to the modified exercise price and the difference between the two is immaterial and we did not incur any additional stock-based compensation charges as a result of this repricing.

The weighted average grant date fair value per share of the stock option awards granted in the years ended March 31, 2019 and 2018 was $0.0 and $0.13, respectively. The weighted average fair value of options vested during the years ended March 31, 2019 and 2018 was $0.15 and $0.19 per share, respectively.

The total intrinsic value of options exercised during the years ended March 31, 2019 and 2018 were nil. A total of 1,056,477 options were exercised during the year ended March 31, 2018, respectively. No options were exercised during the year ended March 31, 2019.

Note 12.  Stock Warrants

During the fiscal year ended March 31, 2019, the Company issued 11,312,600 five-year warrants with an exercise price of $0.01 in connection with notes payable.  The fair value of the warrants of $119 was recorded as a discount to the notes payable, and charged to additional paid-in capital during the fiscal year ended March 31, 2019.

A summary of warrants issued, exercised and expired are as follows:

	Shares	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Terms
Outstanding as of March 31, 2017	0	$-	-
Granted	0	$-	-
Expired	0	$-	-
Outstanding as of March 31, 2018	0	$-	-
Granted	11,312,600	$0.01	4.69
Expired	0	$-	-
Outstanding as of March 31, 2019	11,312,600	$0.01	4.69
Exercisable as of March 31, 2019	11,312,600	$0.01	4.69

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Note 13. Commitments and Contingencies

On October 17, 2017, we signed a two-year office lease agreement for our San Francisco headquarters at 870 Market Street, San Francisco, California. The two-year lease, for approximately 1,072 square feet, commenced on December 1, 2017 and will terminate on November 30, 2019. On April 9, 2019 the Company terminated the lease effective June 30, 2019. The outstanding lease obligation is approximately $15 for the remaining three months of the lease.

In August 2016, we informed our landlord at our office space at 132 West 31st Street, New York, New York, of our intention to move out of the premises, and we engaged a property agent to find a sub-tenant for the space. The lease for the New York space commenced on July 1, 2014 and will expire on September 30, 2019. In January 2017, we were asked to vacate the office space at 132 West 31st Street due to nonpayment of our monthly rent, and on January 30, 2017 we released the letter of credit of $204 to the landlord in payment of the past due rent. On August 3, 2017, we received a notice of legal action (the “Complaint”) from the landlord. This civil summons and complaint in New York State Court seeks to recover all unpaid rents for the remainder of our five-year lease, equal to approximately $918 plus damages and attorney fees. Counsel for Salon is currently evaluating potential defenses and counterclaims, based on the laws and fact.

The potential amount of this contingent liability is indeterminate, since it is unknown whether the landlord will lease the premises to a new tenant, in which case the rents from the new tenant are an off-set to this liability.  While counsel for Salon is evaluating potential defenses and counterclaims to the Complaint, we are unable to determine the foregoing liability, if any, with any degree of certainty, due to the uncertain nature of litigation matters.  The parties are currently engaged in discovery proceedings and no trial date has been set. The landlord has moved for partial summary judgement as to liability, which motion has not yet been opposed, argued or decided by the Court.

On November 18, 2018, Jordana Brondo, a former employee of Salon Media Group, brought a formal claim against the Company for Judicial Arbitration and Mediation Services under JAMS in San Francisco, CA.  Under her claim, Ms. Brondo alleges wrongful termination under the basis of gender discrimination pregnancy discrimination, wrongful termination in violation of public policy, and retaliation.  Ms. Brondo seeks general damages, special damages, punitive damages, cost of fees and attorney fees in the amount of $1,600.  The Company has denied the allegations and is actively defending the matter.  In addition, the Company has insurance to cover any unexpected liability.  The matter is currently pending.

Our current office space in New York, located at 315 West 36th Street, New York, New York is rented on a month-to-month basis and does not carry a lease agreement.

Rent expense under operating lease agreements was $333 and $555 for the years ended March 31, 2019 and 2018, respectively.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Total future minimum payments under our operating lease and short-term borrowing in effect as of March 31, 2019 are as follows:

	Total	1 Year or less	1 - 3 Years
Operating lease	$15	$15	$-
Short-term borrowing	1,000	1,000	-
Short-term borrowing interest	512	512
Convertible promissory notes, net	700	700	-
Convertible promissory notes – related party, net	764	764	-
Less: Debt discount	(53)	(53)
Total	$2,938	$2,938	$-

Salon, as permitted under Delaware law and in accordance with its Bylaws, indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at Salon’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, Salon does have a Director and Officer Insurance Policy that limits Salon’s exposure and enables Salon to recover a portion of any future amounts paid. As a result of the insurance policy coverage, Salon believes the fair value of these indemnification agreements is minimal.

Salon has entered into an employment agreement with a certain key executive under which severance payments in the aggregate amount of approximately $300 would become due and payable in the event of his termination other than for cause or as a result of a change in control.

Note 14. Income Taxes

The Company follows ASC 740, Accounting for Income Taxes. During 2020, there will be a change in control of the Company. Under section 382 of the Internal Revenue Code such a change in control negates much of the tax loss carry forward and deferred income tax. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards. For federal income tax purposes, the Company uses the accrual basis of accounting, the same that is used for financial reporting purposes.

The Company did not have taxable income during the fiscal years ended March 31, 2019 or 2018.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

The Company’s deferred tax assets consisted of the following as of the fiscal years ended March 31, 2019 and 2018.

	March 31,
	2019	2018
Net operating losses	23,280	$22,385
Valuation allowance	(23,280)	(22,385)
Net deferred tax asset	$-	$-

Salon has not recorded a provision or benefit for federal or state income taxes for any period since inception due to incurred operating losses. As of March 31, 2019, Salon has net operating loss carryforwards of $96,504 and $27,800 for federal and state purposes, respectively, available to reduce future taxable income, if any.  The federal net operating loss carryforwards begin to expire on March 31, 2020 if not utilized beforehand.  The state net operating loss carryforwards begin to expire on March 31, 2028 if not utilized beforehand.

Note 15. Preferred Stock

As part of our committed efforts to raise capital, on January 24, 2017, Salon entered into the Purchase Agreement with various investors to issue and sell to the Purchasers in the Private Placement an aggregate principal amount of at least $1 million of the Company’s Series A Preferred Stock. The Company has authorized the issuance and sale in the Private Placement of up to 2,417,471 shares of the Series A Preferred Stock, each of which is convertible into 100 shares of Common Stock, at the purchase price of $1.24 per share. We expect completion of the purchase and sale of the Series A Preferred Stock will occur in three stages.

The Initial Closing was completed on January 26, 2017. In the Initial Closing, we sold to the Purchasers an aggregate of 805,824 shares of Series A Preferred Stock for a total purchase price of $1 million. The investors in the Initial Closing included the Company’s former CEO, Jordan Hoffner, and certain of his family members, the Company’s former CFO, Elizabeth Hambrecht, and the Company’s Director, William Hambrecht.

The Second Closing was completed on March 23, 2017. In the Second Closing, we sold to the Purchasers an aggregate of 173,252 shares of Series A Preferred Stock for a total purchase price of $215. The Second Closing included only investors who had previously indicated interest in participating in the Private Placement. The investors in the Second Closing included Jordan Hoffner, Ryan Nathanson, the Company’s former Chief Operating Officer, and Jordana Brondo, the Company’s former Chief Revenue Officer.

The Final Closing was completed on July 20, 2017. In the Final Closing, we sold to the Purchasers an aggregate of 221,601 shares of Series A Preferred Stock for a total purchase price of $275. The Final Closing included only investors who had previously indicated interest in participating in the Private Placement. The investors in the Final Closing included Jordan Hoffner, Elizabeth Hambrecht, and William Hambrecht.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

In event of a liquidation, the holders of the Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any assets or property of Salon to the holders of Common Stock, and by reason of their ownership, an amount per share equal to two (2) times the original issue price of $1.24 per share of Series A Preferred Stock. If the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of their full preferential amounts, then the entire assets and funds of Salon legally available for distribution to stockholders will be distributed among the holders of Series A Preferred Stock ratably in proportion to the full preferential amounts which they are entitled to receive. Holders of shares of Series A Preferred Stock are not entitled to receive dividends, pursuant to the Certificate Designation of Preferences, Rights and Limitations of the Series A Preferred Stock.

After payment of the full preferential amounts has been made to the holders of the shares of Series A Preferred Stock pursuant to the Certificate of Designation, if any remaining assets of the Company are available for distribution to stockholders, the holders of shares of Common Stock and Series A Preferred Stock shall be entitled to receive the remaining assets of the Company available for distribution to stockholders ratably in proportion to the shares of Common Stock then held by them and the shares of Common Stock to which they have the right to acquire upon conversion of the shares of Series A Preferred Stock held by them. Following the Final Closing of the Private Placement on July 20, 2017, the Series A Preferred Stock accounts for approximately 52% of outstanding shares on an as converted basis and assuming an increase in authorized share capital so that all shares can convert to Common Stock.

The holders of the shares of Series A Preferred Stock are entitled to vote together with the holders of the shares of Common Stock as though part of that class, and they are entitled to vote on all matters and to that number of votes equal to the largest number of whole shares of Common Stock into which the shares of Series A Preferred Stock could be converted.

Neither the shares of Series A Preferred Stock nor the underlying shares of Common Stock have been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act or an applicable exemption from registration requirements.

The exchange rate and common equivalent shares of our Series A Preferred Stock as of March 31, 2019 are as follows:

Preferred Stock	Shares Outstanding	Per Share Exchange Rate	Common Equivalent Shares
Series A	1,648,830	100.000	164,883,000
Total	1,648,830		164,883,000

Effective June 28, 2019, the Company effectuated a mandatory conversion of the 1,648,830 shares of its Series A Preferred Stock into 164,883,000 shares of our Common Stock.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Note 16. Subsequent Events

First Amendment to Asset Purchase Agreement

On April 15, 2019, the Company entered into a First Amendment to Asset Purchase Agreement ("First Amendment") with Buyer. The primary purpose of the First Amendment was to amend the payment terms under the Technology Agreement and the Advertising Agreement as set forth below:

(a) for the month of March 2019: (i) ad fees under the Advertising Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Agreement shall be $5 plus costs per the Technology Agreement;

(b) for the month of April 2019: (i) ad fees under the Advertising Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Agreement shall be $10 plus costs per the Technology Agreement; and

(c) for the month of May 2019 and for each month thereafter: (i) ad fees under the Advertising Agreement shall be payable at 6.5%, (ii) tech management fees payable pursuant to the Technology Agreement shall be $10 plus costs per the Technology Agreement and (iii) an amount equal to 10% APR applied to the Deposit.

The Company also amended Section 10.9 of the Asset Purchase Agreement to include the term sheet related to the acquisition for the documents related to the entire agreement of the parties.

Second Amendment to Asset Purchase Agreement

On June 30, 2019, we entered into a Second Amendment to Asset Purchase Agreement with Buyer under which the parties revised the Asset Purchase Agreement to provide that amounts delivered into escrow upon execution would not be used to compensate any Buyer Indemnified Parties for any losses under the Asset Purchase Agreement.

Settlement Agreements with Jordan Hoffner and Elizabeth Hambrecht

On July 1, 2019, we entered into a Settlement Agreement and Release with each of Jordan Hoffner, our former CEO and Elizabeth Hambrecht, our former CFO.  Under the terms of each agreement, we agreed to pay Mr. Hoffner and Ms. Hambrecht, as applicable, the total sum of Thirty Thousand dollars ($30,000.00) (the “Settlement Payment”) on the earlier of (i) 2 business days after the Closing of that certain Asset Purchase Agreement and (ii) December 31, 2019 (the “Payment Date”).  Each of Mr. Hoffner and Ms. Hambrecht Claimant acknowledges that, upon receipt of the Settlement Payment, they will have been paid all wages, severance, all unreimbursed business expenses, and all accrued but unused vacation pay due and owing to them further waived any additional claims for unpaid salary or wage amounts, unreimbursed business expenses, and accrued but unused vacation pay. Each of Mr. Hoffner and Ms. Hambrecht executed a general release of all claims under their respective agreements.  As of March 31, 2019, the Company has accrued $30,000 for each settlement payment to Jordan Hoffner and Elizabeth Hambrecht.

SALON MEDIA GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands, except share and per share data)

Departure of Directors or Principal Officers

Effective May 3, 2019, Jordan Hoffner resigned as the Company’s Chief Executive Officer.

Appointment of Officers

Effective May 3, 2019, in connection with Mr. Hoffner’s resignation as Chief Executive Officer, the board appointed Richard MacWilliams as the Company’s acting Chief Executive Officer and the board also appointed Trevor Colhoun as the Company’s acting Chief Financial Officer to fill the vacancy from Ms. Elizabeth Hambrecht’s prior resignation. Messrs. MacWilliams and Colhoun both currently serve as Directors of the Company. Mr. MacWilliams will receive $7.5 per month for his role as acting CEO and Mr. Colhoun will receive $2.5 per month for his role as acting CFO. The relevant biographies for Mr. MacWilliams and Mr. Colhoun are set forth below.

Mandatory Conversion of Series A Preferred Stock

Effective June 28, 2019, the Company effectuated a mandatory conversion of its 1,648,830 shares of Series A Preferred Stock into 164,883,000 shares of the Company’s Common Stock.